     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 8, 1998

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                      ------------------------------------
                          MEDICAL MANAGER CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                    DELAWARE                                            59-3396629
         (State or Other Jurisdiction of                             (I.R.S. Employer
         Incorporation or Organization)                             Identification No.)

                  3001 NORTH ROCKY POINT DRIVE EAST, SUITE 100
                              TAMPA, FLORIDA 33607
                                 (813) 287-2990
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                          FREDERICK B. KARL, JR., ESQ.
                  3001 NORTH ROCKY POINT DRIVE EAST, SUITE 100
                              TAMPA, FLORIDA 33607
                                 (813) 287-2990
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                      ------------------------------------

                                   COPIES TO:

             BRADLEY D. HOUSER, ESQ.                               PETER J. ROMEO, ESQ.
       AKERMAN, SENTERFITT & EIDSON, P.A.                         HOGAN & HARTSON L.L.P.
          SUNTRUST INTERNATIONAL CENTER                               COLUMBIA SQUARE
         ONE S.E. 3RD AVENUE, 28TH FLOOR                        555 THIRTEENTH STREET, N.W.
            MIAMI, FLORIDA 33131-1704                           WASHINGTON, D.C. 20004-1109
                 (305) 374-5600                                       (202) 637-5600

                      ------------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                      ------------------------------------

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================================
                                                                 PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS                  AMOUNT TO         OFFERING PRICE     AGGREGATE OFFERING      AMOUNT OF
     OF SECURITIES TO BE REGISTERED           BE REGISTERED         PER SHARE            PRICE (1)       REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $.01 per
     share...............................       2,875,000           $28.625(1)          $82,296,375           $24,278
==========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT
BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED APRIL 8, 1998

PROSPECTUS
               , 1998

                                2,500,000 SHARES

                       (MEDICAL MANAGER CORPORATION LOGO)

                                  COMMON STOCK
     Of the 2,500,000 shares of Common Stock offered hereby, 1,500,000 shares are being sold by Medical Manager Corporation and 1,000,000 shares are being offered by certain Selling Stockholders identified herein. See "Principal and Selling Stockholders." The Company will not receive any proceeds from the sale of shares by the Selling Stockholders.

     The Common Stock is traded on the Nasdaq National Market under the symbol "MMGR." On April 3, 1998, the last sale price of the Common Stock as reported by the Nasdaq National Market was $30 1/4 per share. See "Price Range of Common Stock."

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE COMMON STOCK.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------------------------
                                          PRICE           UNDERWRITING          PROCEEDS           PROCEEDS TO
                                         TO THE           DISCOUNTS AND          TO THE            THE SELLING
                                         PUBLIC          COMMISSIONS(1)        COMPANY(2)         SHAREHOLDERS
------------------------------------------------------------------------------------------------------------------
Per Share........................           $                   $                   $                   $
Total(3).........................           $                   $                   $                   $
------------------------------------------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $500,000.

(3) The Company and the Selling Stockholders have granted to the Underwriters an option, exercisable within 30 days hereof, to purchase up to an aggregate of 375,000 additional shares of Common Stock at the Price to the Public less Underwriting Discounts and Commissions, solely for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to the Public, Underwriting Discounts and Commissions, Proceeds to the Company and Proceeds to the Selling Stockholders will be
    $          , $          , $          , and $          , respectively. See
    "Underwriting."

     The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain prior conditions, including the right of the Underwriters to reject orders in whole or in part. It is expected that delivery of such shares
will be made in New York, New York, on or about                , 1998.

DONALDSON, LUFKIN & JENRETTE
   SECURITIES CORPORATION
              MORGAN STANLEY DEAN WITTER
                             SALOMON SMITH BARNEY
                                          RAYMOND JAMES & ASSOCIATES, INC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission are incorporated by reference and made a part of this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, which was filed with the Commission on March 12, 1998; (ii) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1997, specifically including the Company's Current Report on Form 8-K, which was filed with the Commission on January 15, 1998, and the Company's Amended Current Reports on Form 8-K/A, which were filed with the Commission on March 16, 1998 and March 17, 1998, respectively; and (iii) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A, dated and filed with the Commission on January 7, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The making of a modifying or superseding statement shall not be deemed an admission that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

     The Company undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents or information referred to above that has been or may be incorporated by reference in this Prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference). Requests should be directed to Franklyn M. Krieger, Secretary, Medical Manager Corporation, 3001 North Rocky Point Drive East, Suite 100, Tampa, Florida 33607, telephone (813) 287-2990.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THIS OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 UNDER REGULATION M. SEE "UNDERWRITING."

                         ------------------------------

     THE COMPANY OWNS OR OTHERWISE HAS RIGHTS TO TRADEMARKS AND TRADE NAMES THAT IT USES IN CONJUNCTION WITH THE SALE AND LICENSING OF ITS PRODUCTS. THE MEDICAL MANAGER(R) TRADEMARK MENTIONED IN THIS PROSPECTUS IS OWNED BY THE COMPANY. OTHER TRADEMARKS OR TRADE NAMES REFERRED TO IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the historical and pro forma financial statements, including the notes thereto, appearing elsewhere in this Prospectus or incorporated herein by reference. Unless otherwise indicated, all share, per share and financial data set forth herein assume no exercise of the Underwriters' over-allotment option. This Prospectus contains certain forward-looking statements which may involve certain risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

     Medical Manager Corporation (the "Company") is a leading provider of comprehensive physician practice management information systems to independent physicians, independent practice associations ("IPAs"), management service organizations ("MSOs"), physician practice management organizations ("PPMs"), managed care organizations and other providers of health care services in the United States. The Company develops, markets and supports The Medical Manager(R) practice management system, which addresses the financial, administrative, clinical and practice management needs of physician practices. The Company's system has been implemented in a wide variety of practice settings from small physician groups to multi-provider IPAs and MSOs. The Company's proprietary systems enable physicians and their administrative staffs to efficiently manage their practices while delivering quality patient care in a constantly changing health care environment. Since the development of The Medical Manager in 1982, the Company's installed base has grown to over 24,000 client sites, representing more than 80 practice specialities, making it the most widely installed physician practice management system in the United States.

     Based on industry sources, there are over 650,000 physicians in more than 140,000 medical practices in the United States. Increasing economic and regulatory pressures and the growth of managed care organizations have significantly expanded the demand for all physicians to produce, maintain and better utilize practice information while controlling costs. As a result, the Company believes approximately 90% of physician practices now use some type of computer system for all or a portion of their information processing requirements.

     The Company's business strategy is to build upon its leadership position as the most widely utilized physician practice management system in the United States. Key elements of this business strategy include: (i) capitalizing on the Company's national market presence; (ii) continuing the consolidation and rationalization of the existing national network of independent dealers for The Medical Manager system; (iii) increasing penetration of MSOs and other large physician groups; (iv) cross-selling existing and new products and services to the Company's installed client base; and (v) continuing the Company's development of new products, product enhancements and services.

     As part of the Company's initial public offering in February 1997 (the "IPO"), the Company acquired in separate transactions (the "Mergers") five businesses (each a "Founding Company" and collectively the "Founding Companies") which were involved in one or more aspects of the development, sale and support of The Medical Manager practice management system. Since the IPO, the Company has implemented its strategy of acquiring selected independent dealers. As part of this acquisition program, the Company has acquired an additional 26 independent dealers throughout the United States, each of which was involved in the development, sale and support of The Medical Manager practice management system.

     The Company conducts its operations through eight wholly-owned subsidiaries. One of the subsidiaries engages in research and development activities and another coordinates national sales and marketing activities. The remaining six subsidiaries provide direct sales, marketing and support of The Medical Manager to customers in the Company's six geographic regions, which consist of the Northeast, Southeast, Midwest, Southwest, West and Northwest regions.

     The Company's principal executive offices are located at 3001 North Rocky Point Drive East, Suite 100, Tampa, Florida 33607 and its telephone number is
(813) 287-2990.

                                  THE OFFERING

Common Stock offered by the Company................  1,500,000 shares
Common Stock offered by the Selling Stockholders...  1,000,000 shares
                                                     -----------------
          Total....................................  2,500,000 shares
Common Stock to be outstanding after this            21,473,290 shares
  Offering(1)......................................
Use of Proceeds....................................  To repay approximately $6.8 million of acquisition-related indebtedness, for possible
                                                     future acquisitions, and for working capital and
                                                     other general corporate purposes. See "Use of
                                                     Proceeds."
Nasdaq National Market symbol......................  MMGR

------------------------------

(1) Excludes 1,665,362 shares of Common Stock reserved for issuance pursuant to outstanding options which have been granted under the Company's 1996 Long-Term Incentive Plan and Amended and Restated 1996 Non-Employee Directors' Stock Plan.

                                  RISK FACTORS

     The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                         SUMMARY FINANCIAL INFORMATION

     The following summary financial information reflects the results of (i) the Company, as it existed prior to the acquisition of the Founding Companies ("MMC"), (ii) Medical Manager Research & Development ("MMR&D"), one of the Founding Companies and the Company's current research and development subsidiary, and (iii) each of the entities acquired by the Company subsequent to the Mergers and prior to December 31, 1997 in which the pooling of interests method of accounting was used (the "Acquired Companies"), through February 4, 1997, the date of MMC's acquisition of the Founding Companies, after which the summary financial information reflects the results of MMC, MMR&D, the other Founding Companies and the Acquired Companies. The results of each of the entities acquired by the Company subsequent to the Mergers in which the purchase method of accounting was used (the "Purchased Companies") are reflected subsequent to their respective acquisition dates. The summary financial information for the years ended December 31, 1995 and 1996 has been derived from the audited financial statements of MMC and MMR&D and the financial statements of the Acquired Companies, only two of which were not audited. The summary financial information at December 31, 1997 and for the year ended December 31, 1997 has been derived from the audited financial statements of the Company. The summary financial information should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus.

     The following unaudited pro forma summary financial information reflects the results of MMC, the Founding Companies, the Acquired Companies and four of the Purchased Companies, which consist of Companion Technologies of Texas, Companion Technologies of Florida, Inc., AMSC, Inc. and AMSC Midwest, Inc., for the year ended December 31, 1997. The results of the other Purchased Companies are not considered significant and are reflected subsequent to their respective acquisition dates.

                                                                            YEARS ENDED DECEMBER 31,
                                                                ------------------------------------------------
                                                                                                     PRO FORMA
                                                                   1995        1996       1997          1997
                                                                                                    (UNAUDITED)
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
    Revenue.................................................    $   27,857    $32,952    $78,127    $    96,224
    Cost of revenue.........................................        12,743     14,957     36,833         46,741
                                                                ----------    -------    -------    -----------
        Gross profit........................................        15,114     17,995     41,294         49,483
    Selling, general and administrative expenses............         6,580      8,588     20,238         27,284
    Research and development expenses.......................         2,048      2,672      3,170          3,192
    Depreciation and amortization...........................           557        502      1,543          3,140
                                                                ----------    -------    -------    -----------
        Income from operations..............................         5,929      6,233     16,343         15,867
    Interest expense........................................          (170)      (111)      (168)          (663)
    Interest income.........................................           137        116        604            717
    Other income (expense)..................................           (17)      (570)       101            263
                                                                ----------    -------    -------    -----------
        Income before income taxes..........................         5,879      5,668     16,880         16,184
    Income taxes............................................             6          6      5,657          5,779
                                                                ----------    -------    -------    -----------
        Net income..........................................    $    5,873    $ 5,662    $11,223    $    10,405
                                                                ==========    =======    =======    ===========
    Basic earnings per share................................                             $  0.58    $      0.53
                                                                                         =======    ===========
    Number of shares used in computing basic earnings per
      share.................................................                              19,490         19,603
    Diluted earnings per share..............................                             $  0.56    $      0.51
                                                                                         =======    ===========
    Number of shares used in computing diluted earnings per
      share.................................................                              20,169         20,282

                                                                   DECEMBER 31, 1997
                                                                   -----------------
                                                                ACTUAL    AS ADJUSTED(1)
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
    Cash and cash equivalents...............................    $ 6,410      $42,261
    Working capital.........................................     11,543       50,151
    Total assets............................................     55,543       91,394
    Long-term obligations, including current maturities.....      7,437          682
    Stockholders' equity....................................     35,556       78,162

------------------------------

(1) Adjusted to give effect to the sale of 1,500,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $30 1/4 per share (after deduction of underwriting discounts and commissions and estimated offering expenses) and the application of the net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     Prospective investors should consider carefully the following risk factors, together with the information contained in this Prospectus, in evaluating an investment in the Common Stock offered hereby. The following factors and other information set forth in this Prospectus contain certain forward-looking statements involving risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth in this section and elsewhere in this Prospectus.

RISKS ASSOCIATED WITH ACQUISITIONS

     As part of its growth strategy, the Company intends to acquire additional independent dealers of The Medical Manager physician practice management system and complementary technologies. There can be no assurance that the Company will be able to identify, acquire or profitably integrate and manage additional dealers or complementary technologies, if any, into the Company without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, failure to retain key personnel of acquired entities, amortization of acquired intangible assets and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on the Company's results of operations, financial condition or business. Customer dissatisfaction or performance problems at a single acquired company could have an adverse effect on the reputation of the Company and render ineffective the Company's national sales and marketing initiatives. In addition, there can be no assurance that dealers or complementary technologies acquired in the future will achieve anticipated revenue and earnings. There also can be no assurance that the existing dealer network will continue to be receptive to the Company's acquisition program or that dealers which are not acquired by the Company will adhere to the Company's marketing, training, support and pricing directives. The occurrence of either of these events would impair the Company's plans to rationalize its distribution network. See "Business -- Business Strategy."

YEAR 2000 COMPLIANCE

     The Year 2000 issue relates to whether computer systems will properly recognize and process information relating to dates in and after the year 2000. These systems could fail or produce erroneous results if they cannot adequately process dates beyond the year 1999 and are not corrected. Significant uncertainty exists in the software industry concerning the potential consequences that may result from the failure of software to adequately address the Year 2000 issue.

     NON-PROPRIETARY (INTERNAL) SOFTWARE AND HARDWARE. The Year 2000 issue creates risk for the Company from unforeseen problems in its own computer systems and from third parties with which the Company deals nationwide. The Company has begun to review software and hardware used internally in its support systems to determine whether such software and hardware is Year 2000 compliant. In addition, the Company intends shortly to commence a survey of parties with which it conducts a material amount of business to determine the status of their Year 2000 compliance programs. The Company's objective is to complete this review and survey by June 30, 1998, and then develop solutions to any material date-related deficiencies believed to be present in its computer systems and systems of its major business partners. The Company intends to implement and test these solutions prior to any anticipated impact of the Year 2000 issue on its systems. Because the Company is currently assessing the expense and related potential effect of Year 2000 compliance on the Company's results of operations, financial condition and business, it cannot provide any assurance that the effect will not be material.

     PROPRIETARY (EXTERNAL) SOFTWARE. The Year 2000 issue also creates risk for the Company from problems that may be experienced by customers of its software. While the Company believes that Version 9 of The Medical Manager practice management system, which was commercially released in November 1997, is Year 2000 compliant, prior versions of the system are not. The Company has encouraged users of pre-Version 9 versions of the Medical Manager software to upgrade to Version 9 in order to become Year 2000 compliant. If these or other customers experience significant difficulties as a result of the Year 2000 issue, or if the Company encounters difficulties in responding in a timely manner to customer requests to upgrade to

Version 9, there could be a material adverse impact on the Company's results of operations, financial condition or business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

DEPENDENCE ON PRINCIPAL PRODUCTS

     The Company currently derives a significant percentage of its revenue from sales of The Medical Manager core system. As a result, any event adversely affecting its core product could have a material adverse effect on the Company's results of operations, financial condition or business. Revenue associated with existing products could decline as a result of several factors, including price competition and sales practices. There can be no assurance that the Company will continue to be successful in marketing its current products or any new or enhanced products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Research and Development."

DEPENDENCE ON PROPRIETARY SOFTWARE

     The Company's success is dependent to a significant extent on its ability to protect the proprietary and confidential aspects of its software technology. The Company's software technology is not patented and existing copyright laws offer only limited practical protection. The Company relies on a combination of trade secret, copyright and trademark laws, license agreements, nondisclosure and other contractual provisions and technical measures to establish and protect its proprietary rights in its products. There can be no assurance that the legal protections afforded to the Company or the steps taken by the Company will be adequate to prevent misappropriation of the Company's technology. In addition, these protections do not prevent independent third-party development of competitive products or services. The Company believes that its products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against the Company in the future or that any such assertion will not require the Company to enter into a license agreement or royalty arrangement with the party asserting the claim. As competing health care information systems increase in complexity and overall capabilities and the functionality of these systems further overlap, providers of such systems may become increasingly subject to infringement claims. Responding to and defending any such claims may distract the attention of the Company's management and otherwise have a material adverse effect on the Company's results of operations, financial condition or business. See
"Business -- Proprietary Rights and Licenses."

RISKS RELATED TO TECHNOLOGICAL CHANGE AND NEW PRODUCT DEVELOPMENT

     The market for the Company's products is characterized by rapid change and technological advances requiring ongoing expenditures for research and development and the timely introduction of new products and enhancements of existing products. The Company's future success will depend, in part, upon its ability to enhance its current products, to respond effectively to technological changes, to sell additional products to its existing client base and to introduce new products and technologies that address the increasingly sophisticated needs of its clients. The Company is devoting significant resources to the development of enhancements to its existing products and the migration of existing products to new software platforms. There can be no assurance that the Company will successfully complete the development of new products or the migration of products to new platforms or that the Company's current or future products will satisfy the needs of the market for practice management systems. Further, there can be no assurance that products or technologies developed by others will not adversely affect the Company's competitive position or render its products or technologies noncompetitive or obsolete. See "Business -- Research and Development."

LIMITED COMBINED OPERATING HISTORY

     The Company has been conducting operations and generating revenues through the combined efforts of the Founding Companies since the closing of the IPO. The Company has integrated the operations of these businesses by instituting Company-wide systems and procedures that are necessary to successfully manage the combined enterprise on a profitable basis. In addition, the Company has been assimilating the operations of various dealers acquired after the IPO. There can be no assurance that the Company will continue to be able to integrate the operations of these entities and others that may subsequently be acquired on a successful and profitable basis. See "Business -- Business Strategy."

POSSIBLE NEED FOR ACQUISITION FINANCING

     The Company currently intends to finance future acquisitions by using shares of its Common Stock for a substantial portion of the consideration to be paid. In the event that its Common Stock does not maintain a sufficient market value, or potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize a substantial portion of its available cash resources, including a portion of the net proceeds from this Offering, in order to maintain its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. To expand its cash resources, the Company entered into a $10.0 million line of credit agreement with Barnett Bank of Tampa on January 14, 1998. The line of credit matures on May 31, 1999. There can be no assurance that the Company will be able to obtain financing beyond the maturity date of this line of credit. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

QUALITY ASSURANCE AND PRODUCT ACCEPTANCE CONCERNS

     Health care providers demand the highest level of reliability and quality from their information systems. Although the Company devotes substantial resources to meeting these demands, its products may, from time to time, contain errors. Such errors may result in a loss of, or delay in, market acceptance of its products. Delays or difficulties associated with new product introductions or product enhancements could have a material adverse effect on the Company's results of operations, financial condition or business. See
"Business -- Research and Development" and "-- Competition."

RISK OF PRODUCT-RELATED CLAIMS

     Certain of the Company's products provide applications that relate to financial records, patient medical records and treatment plans. Any failure of the Company's products to provide accurate, confidential and timely information, including failures which may be traceable to the Year 2000 issue, could result in product liability or breach of contract claims against the Company by its clients, their patients or others. The Company's products manage and report on financial data, and any errors in such financial data could result in liability to the Company. In addition, because the Company's products facilitate electronic claims submissions, any resulting loss of financial data could result in liability to the Company. The Company maintains insurance to protect against such claims, but there can be no assurance that such insurance coverage will be available or, if available, will adequately cover any claim asserted against the Company. A successful claim brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's results of operations, financial condition or business. Even unsuccessful claims could result in the expenditure of funds in litigation, as well as diversion of management time and resources. There can be no assurance that the Company will not be subject to product liability or breach of contract claims, that such claims will not result in liability in excess of its insurance coverage, that the Company's insurance will cover such claims or that appropriate insurance will continue to be available to the Company in the future at commercially reasonable rates.

COMPETITION

     The market for practice management systems such as The Medical Manager is highly competitive. The Company's competitors vary in size and in the scope and breadth of the products and services that they offer. The Company competes with different companies in each of its target markets. Many of the Company's competitors have greater financial, development, technical, marketing and sales resources than the Company. In addition, other entities not currently offering products and services similar to those offered by the Company, including claims processing organizations, hospitals, third-party administrators, insurers, health care organiza-tions and others, may enter certain markets in which the Company competes. There can be no assurance that future competition will not have a material adverse effect on the Company's results of operations, financial condition or business. See "Business -- Competition."

DEPENDENCE ON KEY PERSONNEL

     The Company's operations are dependent on the continued efforts of its executive officers and the senior management of the Founding Companies, the Acquired Companies and the Purchased Companies. Furthermore, the Company will likely be dependent on the senior management of any businesses acquired in the future. If any of these persons becomes unable or unwilling to continue in his or her role with the Company, or if the Company is unable to attract and retain other qualified employees, the Company's business or prospects could be adversely affected. Although the Company has entered into an employment agreement, which includes confidentiality and non-compete provisions, with each of the Company's executive officers, there can be no assurance that any individual will continue in his present capacity with the Company for any particular period of time. The success of the Company is also dependent to a significant degree on its ability to attract, motivate and retain highly skilled sales, marketing and technical personnel, including software programmers and systems architects skilled in the computer language with which the Company's products operate. Competition for such personnel in the software and information services industries is intense. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company's results of operations, financial condition or business. Although the Company has been successful to date in attracting and retaining skilled personnel, there can be no assurance that the Company will continue to be successful in attracting and retaining the personnel it requires to successfully develop new and enhanced products and to continue to grow and operate profitably. See "Business -- Employees" and "Management."

UNCERTAINTY IN HEALTH CARE INDUSTRY; GOVERNMENT HEALTH CARE REFORM PROPOSALS

     The health care industry in the United States is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of health care organizations. The Company's products are designed to function within the structure of the health care financing and reimbursement system currently being used in the United States. During the past several years, the health care industry has been subject to increasing levels of government regulation of, among other things, reimbursement rates and certain capital expenditures. From time to time, certain proposals to reform the health care system have been considered by Congress. These proposals, if enacted, may increase government involvement in health care, lower reimbursement rates and otherwise change the operating environment for the Company's clients. Health care organizations may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including those for the Company's products and services. The Company cannot predict with any certainty what impact, if any, such proposals or health care reforms might have on its results of operations, financial condition or business. See
"Business -- Government Regulation."

RISK ASSOCIATED WITH GOVERNMENT REGULATION

     The United States Food and Drug Administration (the "FDA") has jurisdiction under the 1976 Medical Device Amendments to the Federal Food, Drug, and Cosmetic Act (the "FDA Act") to regulate computer products and software as medical devices if they are intended for use in the diagnosis, cure, mitigation, treatment or prevention of disease in humans. The FDA has issued a draft policy statement under which manufacturers of medical image storage devices and related software are required to submit to the FDA premarket notification applications (each a "510(k) Application") and otherwise comply with the requirements of the FDA Act applicable to medical devices. The Company intends to distribute in the United States a medical image management device (the "Image Module"), which was cleared by the FDA on April 4, 1997 and is manufactured by a third party in accordance with specifications set forth in the cleared 510(k) Application. Prior to marketing the Image Module, the Company will create an interface between The Medical Manager practice management system and the Image Module. The Company believes that the addition of its practice management system to the Image Module does not change the Image Module's intended use or significantly change the safety or efficacy of the product such that a new 510(k) Application is required. The FDA is currently reviewing its policy for the regulation of computer software and there is a risk that The Medical Manager software could in the future become subject to some or all of the above requirements, which could have a material adverse effect on the Company's results of operations, financial condition or business. See "Business -- Government Regulation."

CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS

     Upon consummation of this Offering, the Company's directors, executive officers and holders of more than 5% of the Common Stock will beneficially own approximately 39.2% of the outstanding shares of Common Stock. Although these persons do not presently have any agreements or understandings to act in concert, any such agreement or understanding may allow them to exercise control over the Company's affairs, to dictate the election of the entire Board of Directors and to control the disposition of any matter submitted to a vote of stockholders. See "Principal and Selling Stockholders."

POTENTIAL ADVERSE MARKET IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE

     The market price of the Common Stock may be adversely affected by the sale, or availability for sale, of substantial amounts of the Common Stock in the public market. The 2,500,000 shares sold in this Offering will be freely tradeable unless held by affiliates of the Company. The stockholders of the Founding Companies received 11,705,470 shares of Common Stock as a portion of the consideration for the sale of their businesses to the Company. These shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and, therefore, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144. The stockholders who received these shares have certain demand and piggyback registration rights with respect to these shares. The Company has also registered 5,000,000 shares of Common Stock which may be used in connection with future acquisitions. Such shares shall, upon issuance thereof, be freely tradeable, unless acquired by parties to such acquisitions or affiliates thereof, other than the issuer, in which case they may be sold pursuant to Rule 145 under the Securities Act. In addition, resale of these shares may be contractually restricted.

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Common Stock may be subject to significant fluctuations in response to numerous factors, including variations in the annual or quarterly financial results of the Company or its competitors, changes by financial research analysts in their estimates of the earnings of the Company, conditions in the economy in general or in the health care or technology sectors in particular, announcements of technological innovations or new products or services by the Company or its competitors, the development of proprietary rights, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting the Company or the health care or technology sectors. Moreover, from time to time, the stock market experiences significant price and volume volatility that may affect the market price of the Common Stock for reasons unrelated to the Company's performance.

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Board of Directors of the Company is empowered to issue preferred stock in one or more series without stockholder action. The existence of this "blank-check" preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. In addition, the Company's Certificate of Incorporation provides for a classified Board of Directors, which may also have the effect of inhibiting or delaying a change in control of the Company. Certain provisions of the Delaware General Corporation Law may also discourage takeover attempts that have not been approved by the Board of Directors. The Company's By-laws contain other provisions that may have an anti-takeover effect. See "Management -- Board Classification" and "Description of Capital Stock."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,500,000 shares of the Common Stock offered by it, after deducting underwriting discounts and estimated offering expenses, are estimated to be approximately $42.6 million ($49.1 million if the Underwriters' over-allotment option is exercised in full). The Company will not receive any proceeds from the sale of the 1,000,000 shares offered by the Selling Stockholders.

     The net proceeds to the Company of this Offering are expected to be used to repay approximately $6.8 million of acquisition-related indebtedness, for possible future acquisitions and for working capital and other general corporate purposes. Pending such uses, the net proceeds will be invested in short-term, interest-bearing, investment grade securities. Of the $6.8 million of indebtedness to be repaid, $693,000 has an interest rate of 5.8% and is payable on demand, $6.0 million has an interest rate of 8.25% and is payable in various installments through January 15, 2000 and $63,000 has an interest rate of 5.5% and is payable in November 1998.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock began trading on the Nasdaq National Market on January 30, 1997 under the symbol "MMGR." The following table sets forth, for the quarters indicated, the range of the high and low sale prices per share for the Common Stock on the Nasdaq National Market.

                                                                 PRICE RANGE
                                                               OF COMMON STOCK
                                                              -----------------
                                                                HIGH      LOW
YEAR ENDED DECEMBER 31, 1997:
1st Quarter (from January 30, 1997).........................  $ 11 1/2  $ 9
2nd Quarter.................................................    15 3/8    8
3rd Quarter.................................................    21 3/4   14 3/4
4th Quarter.................................................    21 1/8   15 1/2
YEAR ENDED DECEMBER 31, 1998:
1st Quarter.................................................  $ 29 5/8  $17 1/4
2nd Quarter (through April 3, 1998).........................    30 3/8   28 15/16

     On April 3, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $30 1/4. There were 229 record holders of the Common Stock at April 3, 1998.

                                DIVIDEND POLICY

     The Company intends to retain all of its earnings to finance the expansion of its business and for general corporate purposes, including future acquisitions, and does not anticipate paying any cash dividends on the Common Stock for the foreseeable future. In addition, the Company's line of credit with Barnett Bank of Tampa includes restrictions on the ability of the Company to pay dividends without the consent of the lender.

                                 CAPITALIZATION

     The following table sets forth the cash position and capitalization of the Company at December 31, 1997, as adjusted to reflect the sale of the shares of Common Stock by it in this Offering (at an assumed offering price of $30 1/4, the last sale price reported by the Nasdaq National Market on April 3, 1998) and the application of the estimated net proceeds from this Offering. See "Use of Proceeds" and "Selected Financial Data." This table should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                                  AT DECEMBER 31, 1997
                                                                ------------------------
                                                                ACTUAL    AS ADJUSTED(2)
                                                                     (IN THOUSANDS)
Cash and cash equivalents...................................    $ 6,410      $42,261
                                                                =======      =======
Long-term obligations, including current maturities.........    $ 7,437      $   682
                                                                -------      -------
Stockholders' equity:
     Preferred Stock: $0.01 par value, 500,000 shares
      authorized;
       none issued or outstanding...........................         --           --
     Common Stock: $0.01 par value, 50,000,000 shares
      authorized; 19,490,173 shares issued and
      outstanding(1)........................................        197          212
     Additional paid-in capital.............................     28,312       70,903
     Retained earnings......................................      7,047        7,047
                                                                -------      -------
          Total stockholders' equity........................     35,556       78,162
                                                                -------      -------
               Total capitalization.........................    $42,993      $78,844
                                                                =======      =======

------------------------------

(1) Excludes 1,708,162 shares of Common Stock reserved for issuance pursuant to outstanding options which have been granted under the Company's 1996 Long-Term Incentive Plan and Amended and Restated 1996 Non-Employee Directors' Stock Plan.

(2) Gives effect to the receipt and application of an estimated $42.6 million of the net proceeds of this Offering. See "Use of Proceeds."

                            SELECTED FINANCIAL DATA

     The following selected historical financial data reflects the results of MMC, MMR&D and the Acquired Companies through February 4, 1997, the date of MMC's acquisition of the Founding Companies, after which the historical financial statements reflect the results of MMC, MMR&D, the Acquired Companies, and the other Founding Companies. The results of the Purchased Companies are reflected subsequent to their respective acquisition date. The selected historical financial data at December 31, 1997 and for the year ended December 31, 1997 have been derived from the audited financial statements of the Company. The selected historical financial data at December 31, 1995 and 1996 and for the years ended December 31, 1995 and 1996 have been derived from the audited financial statements of MMC and MMR&D and the financial statements of the Acquired Companies, only two of which were not audited. The selected historical financial data at December 31, 1993 and 1994 have been derived from the audited financial statements of MMR&D and the unaudited financial statements of the Acquired Companies. The selected historical financial data for the years ended December 31, 1993 and 1994 have been derived from the unaudited financial statements of MMR&D and the Acquired Companies. The selected financial data should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus.

                                                          YEARS ENDED DECEMBER 31,
                                               -----------------------------------------------
                                                1993      1994      1995      1996      1997
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
     Revenue................................   $22,086   $25,613   $27,857   $32,952   $78,127
     Cost of revenue........................    10,884    11,971    12,743    14,957    36,833
                                               -------   -------   -------   -------   -------
       Gross profit.........................    11,202    13,642    15,114    17,995    41,294
     Selling, general and administrative
       expenses.............................     5,701     6,152     6,580     8,588    20,238
     Research and development expenses......     1,062     1,525     2,048     2,672     3,170
     Depreciation and amortization..........       403       511       557       502     1,543
                                               -------   -------   -------   -------   -------
       Income from operations...............     4,036     5,454     5,929     6,233    16,343
     Interest expense.......................      (153)     (161)     (170)     (111)     (168)
     Interest income........................         1         1       137       116       604
     Other income (expense).................       182        65       (17)     (570)      101
                                               -------   -------   -------   -------   -------
       Income before income taxes...........     4,066     5,359     5,879     5,668    16,880
     Income taxes...........................         5         5         6         6     5,657
                                               -------   -------   -------   -------   -------
       Net income...........................   $ 4,061   $ 5,354   $ 5,873   $ 5,662   $11,223
                                               =======   =======   =======   =======   =======
     Basic earnings per share...............                                           $  0.58
                                                                                       =======
     Diluted earnings per share.............                                           $  0.56
                                                                                       =======

                                                               AT DECEMBER 31,
                                               -----------------------------------------------
                                                1993      1994      1995      1996      1997
                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
     Working capital........................   $  (230)  $  (536)  $   474   $   (35)  $11,543
     Total assets...........................     6,056     7,667     8,926     8,959    55,543
     Long-term obligations, including
       current maturities...................       529       807     1,679     2,008     7,437
     Total stockholders' equity.............     1,525     2,701     3,702       872    35,556

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

     The following pro forma financial information reflects the results of MMC, the Founding Companies, the Acquired Companies and four of the Purchased Companies, which consist of Companion Technologies of Texas, Companion Technologies of Florida, Inc., AMSC, Inc., and AMSC Midwest, Inc., for the year ended December 31, 1997. The results of the other Purchased Companies are not considered significant and are reflected only subsequent to their respective acquisition dates.

     Certain pro forma adjustments have been made to more accurately reflect the performance of the Company as if these Purchased Companies and the Founding Companies had been acquired on January 1, 1997. Such adjustments include, among other items, the elimination of a write-off of goodwill due to the determination of impairment, the elimination of restructuring charges taken in connection with the Company's IPO, reduction in compensation paid to certain stockholders of the Founding Companies and inclusion of expenses, such as goodwill amortization and interest expense, resulting from the acquisitions of these Purchased Companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Unaudited Pro Forma Consolidated Statement of Operations."

                                                 OTHER
                                               FOUNDING
                                             COMPANIES FOR
                              ACTUAL YEAR     THE PERIOD      ACQUISITIONS FROM                    PRO FORMA
                                 ENDED           ENDED         JANUARY 1, 1997                     YEAR ENDED
                              DECEMBER 31,    FEBRUARY 4,          THROUGH          PRO FORMA     DECEMBER 31,
                                  1997          1997(1)      ACQUISITION DATE(2)   ADJUSTMENTS        1997
                              ------------   -------------   -------------------   -----------    ------------
                                                                 (UNAUDITED)                      (UNAUDITED)
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue.....................    $78,127         $3,121             $14,976                          $96,224
Costs of revenue............     36,833          1,718               8,184           $     6(3)      46,741
                                -------         ------             -------           -------        -------
     Gross profit...........     41,294          1,403               6,792                (6)        49,483
Selling, general and
  administrative............     20,238          1,632               6,410               (96)(4)
                                                                                        (879)(5)
                                                                                          (1)(3)
                                                                                         (20)(6)     27,284
Research and development....      3,170             22                  --                --          3,192
Loss on impairment of
  goodwill..................         --             --               1,669            (1,669)(7)         --
Depreciation and
  amortization..............      1,543             90               1,020               487(8)       3,140
                                -------         ------             -------           -------        -------
     Total operating
       expenses.............     24,951          1,744               9,099            (2,178)        33,616
                                -------         ------             -------           -------        -------
     Income from
       operations...........     16,343           (341)             (2,307)            2,172         15,867
     Interest expense.......       (168)          (119)               (156)              275(9)
                                                                                        (495)(10)      (663)
     Interest income........        604             --                 113                --            717
     Other income
       (expense)............        101             --                 162                --            263
                                -------         ------             -------           -------        -------
Income before income
  taxes.....................     16,880           (460)             (2,188)            1,952         16,184
Income taxes................      5,657             20                  (7)              109(11)      5,779
                                -------         ------             -------           -------        -------
     Net income.............    $11,223         ($ 480)            ($2,181)          $ 1,843        $10,405
                                =======         ======             =======           =======        =======
Basic earnings per share....    $  0.58                                                             $  0.53
                                =======                                                             =======
Shares used in computing
  basic earnings per
  share.....................     19,490                                                  113(12)     19,603
Diluted earnings per
  share.....................    $  0.56                                                             $  0.51
                                =======                                                             =======
Shares used in computing
  diluted earnings per
  share.....................     20,169                                                  113(12)     20,282

(See next page for notes.)

------------------------------

 (1) Includes the results of Systems Plus, Inc., now known as Medical Manager Sales & Marketing, Inc.; National Medical Systems, Inc., now known as Medical Manager Southeast, Inc.; RTI Business Systems, Inc., now known as Medical Manager Northeast, Inc.; and Systems Management, Inc., now part of Medical Manager Midwest, Inc. ("MMMW").

 (2) Includes the results of Companion Technologies of Texas, Companion Technologies of Florida, Inc., AMSC, Inc. and AMSC Midwest, Inc. from January 1, 1997, through their respective acquisition dates. The results of the remainder of the acquisitions accounted for as purchases are not considered significant.

 (3) Adjusts to the costs of certain building leases executed by the Company with the stockholders of MMR&D and MMMW.

 (4) Eliminates management fees charged by Companion Technologies of Florida, Inc.'s parent company to Companion Technologies of Florida, Inc.

 (5) Eliminates severance expenses for termination of two of the officers of one of the Founding Companies and other one-time operational expenses related to restructuring in connection with the Mergers and the IPO.

 (6) Adjusts compensation expense to the level the stockholders of certain of the Founding Companies have agreed to receive subsequent to the Mergers.

 (7) Eliminates the loss on impairment of goodwill.

 (8) Amortization of goodwill of approximately $8.2 million recorded for the purchases of Companion Technologies of Texas and Companion Technologies of Florida, Inc. over a period of twenty years and amortization of goodwill of approximately $2.7 million recorded for the purchase of AMSC, Inc. and AMSC Midwest, Inc. over a period of twenty years.

 (9) Records change in interest expense for pro forma adjustments to debt.

(10) Records interest expense on the $6.0 million debt outstanding for the purchase price of Companion Technologies of Texas and Companion Technologies of Florida, Inc.

(11) Records the incremental provision for federal and state income taxes relating to the pro forma adjustments, at a rate of 38.5%.

(12) Adjusts the shares outstanding to assume the shares issued for Companion Technologies of Texas, AMSC, Inc. and AMSC Midwest, Inc. were outstanding as of January 1, 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements and related notes thereto and "Selected Financial Data" appearing elsewhere in this Prospectus.

OVERVIEW

     This Prospectus contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 (the "Reform Act"). All statements contained in this Prospectus, other than statements of historical fact, may be considered forward-looking statements. Such statements are based on current plans and expectations of the Company and involve risks and uncertainties that could cause future activities and actual results of operations to be materially different from those set forth in the forward-looking statements. The Company's actual results may differ due to the factors set forth under the heading "Risk Factors" or elsewhere in this Prospectus. These factors include, among others, risks associated with acquisitions, fluctuations in operating results because of acquisitions, uncertainties relating to the ongoing development of the Company's software and the Year 2000 issue, variations in stock prices, changes in government regulations, competition, risk of operations and growth and integration of newly acquired businesses. Forward-looking information provided by the Company under the Reform Act should be evaluated in the context of the foregoing factors and the other information included in this Prospectus. The Company expressly disclaims any intent or obligation to update these forward looking statements.

     The Company is a leading provider of comprehensive physician management systems to independent physicians, physician groups, MSOs, IPAs, managed care organizations, and other providers of health care services in the United States. The Company's revenue is derived primarily from the licensing of its core product, The Medical Manager practice management software, the furnishing of value-added services and the sale of hardware. The Company's primary focus is on the sale and support of The Medical Manager software and services, while hardware is sold primarily in response to customer demand. Since the development of The Medical Manager software in 1982, the Company's installed base has grown to over 24,000 client sites, representing more than 80 practice specialities, making it the most widely installed physician practice management software in the United States.

     The Company derives revenue from systems sales, software licensing and maintenance and other services. Systems sales include sales of The Medical Manager physician practice management system to new customers, sales of The Medical Manager system upgrades and add-ons to existing customers, and sales of The Medical Manager software licenses to independent dealers. Systems sales to new customers include software licensing, hardware, installation, training, 90 days of software warranty, and varying periods of hardware maintenance, depending on the warranty of the manufacturer. Systems upgrades and add-ons include software licensing, peripheral hardware, installation, and training. Software license sales to independent dealers include software serializations and other services included in independent dealer agreements. Cost of system sales reflects the cost of The Medical Manager software, associated hardware, operating systems, salaries, related benefits, travel and allocations of other overhead costs.

     Maintenance and other revenue includes software and hardware maintenance contracts, additional training, programming, and sales of additional associated products and services such as forms, electronic data interchange ("EDI") services, and other products and services not included in system sales. Software maintenance represents revenue derived from maintenance agreements, providing customers with updates and enhancements developed by the Company, and access to the Company's telephone support centers. Hardware maintenance represents revenue derived from maintenance agreements for repairs and preventative maintenance to the hardware. Both hardware and software maintenance are optional to the customer for smaller installations and required for MSO and larger installations. Cost of maintenance contracts revenue reflects salaries and related benefits, travel, and allocations of other overhead costs.

     The Company recognizes systems revenue in accordance with the provisions of the American Institute of Certified Public Accountants ("AICPA") Statement of Position No. 91-1 "Software Revenue Recognition." Revenue from support and maintenance contracts is recognized as the services are performed ratably over the contract period, which typically does not exceed one year. Revenue from other services is recognized as the services are provided. Certain expenses are allocated between the cost of sales for systems and maintenance and others based upon management's estimates. Selling, general and administrative expenses consist primarily of marketing and advertising, salaries and related benefits, professional fees, administrative costs and allocations of other overhead costs based on management's estimates.

     Research and development expenses represent salaries, related benefits expenses, and allocations of other overhead costs associated with research and development activities. Software development costs are included in research and development and are expensed as incurred. Statement of Financial Accounting Standards ("SFAS") No. 86 requires the capitalization of certain software development costs once technological feasibility is established. The capitalized cost is then amortized over the estimated product life. The period between achieving technological feasibility and the general availability of such software is short and software development costs qualifying for capitalization are insignificant.

     As a professional sales and value-added services organization, the Company responds to the product opportunities and service demands from its clients. Accordingly, the Company has limited control over the timing and circumstances under which its products and services are provided. Therefore, the Company can experience volatility in its operating results from quarter to quarter and year to year. The operating results for any quarter or year are not necessarily indicative of the results for any future periods.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

     The pro forma consolidated statement of operations presents the Company as if the Mergers and the acquisitions of Companion Technologies of Florida, Inc., Companion Technologies of Texas, AMSC, Inc. and AMSC Midwest, Inc. occurred on January 1, 1997. For the thirty-five day period ended February 4, 1997, the date the Mergers were consummated, the other Founding Companies added $3.1 million in revenue, $1.4 million of gross profit, and ($0.5) million of net loss. For the period from January 1, 1997 through each respective acquisition, the included Purchased Companies contributed $15.0 million of revenue, $6.8 million of gross profit and ($2.2) million of net loss.

     Certain transactions included in the pro forma statements of operations for the other Founding Companies for the thirty five day period ended February 4, 1997 and for the Purchased Companies included in the pro forma statement of operations for the period from January 1, 1997 through each respective acquisition date have been eliminated. In addition, certain adjustments are made to the pro forma statement of operations to reflect expenses which would have been incurred by the Company had these acquisitions occurred on January 1, 1997. These eliminations and adjustments contributed $1.8 million of net income including the elimination of a loss on impairment of $1.7 million and the elimination of $0.9 million related to restructuring charges. Adjustments include an increase in amortization expense of $0.5 million and a net increase in interest expense of $0.2 million.

     As a result, the Company's 1997 pro forma revenue was $96.2 million, total pro forma gross profit was $49.5 million, and pro forma net income was $10.4 million. Although pro forma revenues and gross profits increased, pro forma net income decreased $0.8 million. Since the acquisition of these Purchased Companies, the Company has implemented initiatives to reduce inefficiencies experienced by these Purchased Companies prior to their acquisition and allow for benefits related to economies of scale subsequent to the integration of these acquisitions to be realized in periods subsequent to the acquisition of these Purchased Companies. No pro forma adjustments have been made to reflect any improvements to the operating performance of these Purchased Companies after their respective acquisition dates resulting from efficiencies gained from being part of the Company as a whole.

CONSOLIDATED RESULTS OF OPERATIONS

     The financial information referenced below includes MMC, MMR&D and the Acquired Companies through February 4, 1997, the date of MMC's acquisition of the Founding Companies, after which the financial information referenced below reflects the results of MMC, MMR&D, the Acquired Companies, and the other Founding Companies. The results of the Purchased Companies are reflected subsequent to their respective acquisition dates.

  REVENUES

     The following table reflects actual revenues for the Company's primary business lines:

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               1995      1996      1997
                                                                    (IN MILLIONS)
Systems...................................................    $18.8     $22.5     $47.7
Maintenance and other.....................................      9.0      10.5      30.4
                                                              -----     -----     -----
     Total................................................    $27.8     $33.0     $78.1
                                                              =====     =====     =====
Systems as a percent of total.............................     67.6%     68.2%     61.0%
Maintenance and other as a percent of total...............     32.4%     31.8%     39.0%

     The increase in systems revenue in the year ended December 31, 1997 was primarily due to the inclusion of the other Founding Companies beginning on February 5, 1997. For the year ended December 31, 1997, the other Founding Companies and the Acquired Companies contributed $22.1 million of systems revenue. The increase in systems sales volume, combined with an increase in the size of individual systems projects, was a contributing factor in the Company's systems revenue growth. In addition, overall revenue increased because of the Company's continued success in marketing to smaller physician groups and sole practitioners, securing more MSO and large IPA contracts, and through acquisitions. This success was the result of marketing to new clients, development of existing clients, and the introduction of new services and products. Secondly, average overall revenue per client increased primarily because of the Company's continued success in marketing to MSOs, IPAs and other larger local clients. The Company's Enterprise Business Group, which specifically targets national/regional clients, recently obtained contracts with a total contract price of over $6.8 million, of which $3.5 million was recognized as income in the year ended December 31, 1997. In addition, for the year ended December 31, 1997, the acquisitions of the Purchased Companies were accounted for using the purchase method of accounting. Accordingly, these acquisitions were included prospectively from their respective purchase dates.

     The increase in maintenance and other revenue in the year ended December 31, 1997 was also primarily due to the inclusion of the other Founding Companies. For the year ended December 31, 1997, the other Founding Companies and the Acquired Companies contributed $16.2 million to the increase of maintenance and other revenue. Also, in the year ended December 31, 1997, the Company recognized approximately $1.5 million in maintenance and other revenue related to the completion of project-oriented national interface and national EDI agreements. The Company obtains a maintenance contract for a minimum of one year with most new systems installed. Therefore, a portion of the Company's maintenance and other revenue is recognized later than billed. Unearned maintenance and other revenue as of December 31, 1997 was $4.8 million and will be recognized in future quarters. The balance of unearned revenues on the accompanying balance sheet represented customer deposits on systems revenue projects. Revenue on these projects will be recognized in future periods as the implementation of the system is completed.

     The increase in systems revenue in the year ended December 31, 1996 was primarily due to additional revenues of $2.7 million generated by the Acquired Companies. The increase in maintenance and other revenue was primarily due to additional revenues of $2.7 million generated by the Acquired Companies.

  OPERATING EXPENSES, NONOPERATING ITEMS AND INCOME TAXES

     The following table reflects actual operating expenses for the Company's primary business lines:

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               1995      1996      1997
                                                                    (IN MILLIONS)
Systems...................................................    $ 8.7     $ 9.5     $20.0
Maintenance and other.....................................      4.0       5.5      16.8
                                                              -----     -----     -----
     Total cost of revenue................................     12.7      15.0      36.8
Selling, general and administrative.......................      6.6       8.6      20.2
Research and development..................................      2.0       2.7       3.2
Depreciation and amortization.............................      0.6       0.5       1.5
Systems gross profit percentage...........................     53.5%     57.7%     57.9%
Maintenance and other gross profit percentage.............     55.9      47.9      44.9
     Total gross profit percentage........................     54.3      54.6      52.9

     The increase in systems cost of goods sold in the year ended December 31, 1997 was due to the inclusion of the other Founding Companies beginning on February 5, 1997. For the year ended December 31, 1997, the other Founding Companies and the Acquired Companies contributed $9.4 million to the increase of system cost of goods sold. The increase in maintenance and other was also primarily due to the inclusion of the other Founding Companies. For the year ended December 31, 1997, the other Founding Companies and the Acquired Companies contributed $10.5 million to the increase of maintenance and other cost of goods sold.

     The increase in systems cost of goods sold of $0.8 million in the year ended December 31, 1996 was primarily due to the associated revenue growth of the Acquired Companies. The increase in maintenance and other cost of goods sold was also primarily due to the associated revenue growth of the Acquired Companies, adding additional costs of $1.5 million. Systems revenue included sales of licenses, which carry a higher gross profit margin than sales of systems, primarily due to the inclusion of the costs of equipment and installation labor in systems sales.

     In 1997, the increase in selling, general and administrative expenses was attributable primarily to the inclusion of the other Founding Companies and the Purchased Companies. For the year ended December 31, 1997, the other Founding Companies and the Purchased Companies added $7.9 million of selling, general and administrative expenses. Also included exclusively in 1997 were the corporate general and administrative expenses related to common administration of a public company and acquisition efforts. The increase in selling, general and administrative expenses of $2.0 million in 1996 was primarily due to the support of the growth in revenue during 1996.

     The increases in research and development expenses of $0.5 million and $0.7 million in the years ended December 31, 1997 and December 31, 1996, respectively, resulted from investments in new research and development projects focusing on (i) graphical user interface and relational database technologies for use in future versions of The Medical Manager software; (ii) significant enhancements in the development of the Enterprise Manager modules; (iii) enhancements of an electronic medical records module; and (iv) EDI modules for focusing on pharmaceutical formularies and laboratories.

     Depreciation and amortization expense for the year ended December 31, 1997 increased as a result of the Purchased Companies' acquisitions and the inclusion of the other Founding Companies. The Purchased Companies were reflected in the financial statements subsequent to their respective dates of acquisition, all of which occurred during the year ended December 31, 1997. Thus, depreciation on the assets acquired with the Purchased Companies was reflected in the year ended December 31, 1997, while no depreciation expense was reported in the year ended December 31, 1996 for the Purchased Companies. Additionally, in conjunction with the acquisition of the Purchased Companies, goodwill approximating $18 million was recognized. Also, the other Founding Companies had goodwill from acquisitions prior to the Mergers, contributing approxi-mately $500,000 in amortization expense in 1997. This goodwill is being amortized over twenty years subsequent to the acquisition date, all of which is reflected in the year ended December 31, 1997.

     Other income for the year ended December 31, 1997 consisted primarily of interest revenues earned from the investment of the proceeds from the IPO. Other expense for the year ended December 31, 1996 included $0.5 million of expense related to the impairment of an intangible asset at one of the Acquired Companies.

     For the year ended December 31, 1997, income taxes were provided considering the S corporation status of various acquired entities and the one-time nonrecurring benefit from the termination of S corporation elections and the corresponding required adoption of SFAS 109. In addition, the availability of certain existing corporation deferred tax assets resulted in an effective tax rate of 33.5%.

     The Company's provision for income taxes for the years ended December 31, 1996 and 1995 resulted from those Acquired Companies which were separate C corporations in those years. MMR&D, the acquiring company at the IPO, had elected S corporation status and therefore did not provide for corporate federal income taxes in years 1996 and 1995 since the income passed through and was taxed at the individual shareholder level.

LIQUIDITY AND CAPITAL RESOURCES

     The following table sets forth certain selected statements of cash flow information for the periods presented:

                                                             YEARS ENDED DECEMBER 31,
                                                             ------------------------
                                                             1995     1996      1997
                                                                  (IN MILLIONS)
Net cash provided by (used in) operations................    $ 6.4    $ 7.4    $ (1.0)
Net cash used in investing activities....................     (1.4)    (0.5)    (14.1)
Net cash provided by (used in) financing activities......     (5.3)    (5.8)     18.8
                                                             -----    -----    ------
Net increase in cash and cash equivalents................    $(0.3)   $ 1.1    $  3.7
                                                             =====    =====    ======

     Substantially all of the cash used in operating activities for the year ended December 31, 1997 resulted from the increase in accounts receivable of $6.2 million, the decrease in accounts payable of $2.9 million, and the decrease of customer deposits and deferred maintenance revenue of $3.0 million. The increase in accounts receivable was primarily due to the significant growth in the volume of sales, coupled with an increase in the percentage of sales made to end-users, which have an extended period of collection as compared to sales to dealers. The decrease in accounts payable and accrued liabilities included $1.4 million in accounts payable of the other Founding Companies as well as a general reduction in payable days outstanding for the Acquired Companies and Purchased Companies. The customer deposits and deferred maintenance revenue decrease of $3.0 million stemmed primarily from the mergers and acquisitions in the year ended December 31, 1997. The Purchased Companies and Acquired Companies, on the date acquired, had customer deposits and deferred maintenance balances $2.5 million greater than at December 31, 1997, relating primarily to the timing of jobs in progress. In addition, customer deposits decreased by $0.4 million from December 31, 1996 to December 31, 1997, also the result of timing issues.

     For the year ended December 31, 1996, substantially all of the net cash generated by operating activities resulted from net income, plus an increase of $1.6 million in customer deposits and deferred maintenance revenue, less an increase in accounts receivable of $1.1 million. The increase in accounts receivable in the year ended December 31, 1996 was a result of the revenue increase. The increase in customer deposits and deferred maintenance liabilities was primarily the result of a $1.4 million timing difference of jobs in progress at December 31, 1996 for the Acquired Companies and MMR&D. Investing activities reflect the substantial completion of the facilities built by MMR&D in the prior years. Financing activities included dividends paid by MMR&D and other Acquired Companies to their stockholders.

     The Company generated net income of $5.9 million in the year ended December 31, 1995, which was the primary source of operating cash flow. Cash flows from investing activities in 1995 reflected cash used to build facilities for MMR&D. Financing activities cash flows principally included dividends paid by MMR&D and the other Acquired Companies to their stockholders.

     Investing activities included the purchase of fixed assets in the ordinary course of business and amounts paid for the other Founding Companies and the Purchased Companies. Amounts paid, net of cash acquired, for the other Founding Companies was $9.4 million.

     Cash flows from financing activities included cash flows from the IPO, payments of debt acquired from the Founding Companies, Acquired Companies and Purchased Companies and payments of dividends by MMR&D in 1997 prior to the IPO. On February 4, 1997, the Company completed the IPO of 6,000,000 shares of Common Stock, resulting in net proceeds of approximately $58.4 million. Approximately $46.9 million of the net proceeds were used to pay the cash portion of the purchase price for the Founding Companies, including $35.0 million paid to the MMR&D stockholder. Payments on notes payable included the payment, in full, of the $5.7 million of the assumed debt of the Acquired and Purchased Companies. In addition, $2.0 million was paid on debt issued in connection with the purchase of one of the Purchased Companies. Lastly, cash dividends paid by MMR&D and the Acquired Companies prior to the IPO and their respective purchase dates totaled $2.4 million.

     The Company entered into a $10 million credit line with Barnett Bank of Tampa and executed the credit line agreement on January 14, 1998. The agreement contains customary events of default and a number of customary covenants including certain financial ratios and restrictions on dividends.

     The Company's cash and cash equivalents were $6.4 million at December 31, 1997. For purposes of the statement of cash flows, the Company considers all highly liquid investments with maturity dates of three months or less when purchased to be cash equivalents. These cash equivalents were predominately in U.S. dollar domestic tax-free municipal instruments.

     The Company believes the net proceeds from the sale of the Common Stock in this Offering, together with existing cash and cash equivalents and future funds generated from operations and funds available under its $10 million credit line, will provide adequate cash to fund its anticipated cash needs at least through the next twelve months. The Company's cash and cash equivalents are also available for strategic investment opportunities or other potential cash needs that may arise in the pursuit of the Company's long-term business strategy.

YEAR 2000 COMPLIANCE

     The Company is aware of the issues associated with the programming code in existing computer systems as the next millennium (Year 2000) approaches. The Year 2000 issue relates to whether computer systems will properly recognize and process information relating to dates in and after the year 2000. These systems could fail or produce erroneous results if they cannot adequately process dates beyond the year 1999 and are not corrected. Significant uncertainty exists in the software industry concerning the potential consequences that may result from the failure of software to adequately address the Year 2000 issue.

     The Year 2000 issue creates risk for the Company from unforeseen problems in its own computer systems and from third parties with which the Company deals nationwide. The Company has begun to review software and hardware used internally by the Company in all support systems to determine whether they are Year 2000 compliant. In addition, the Company intends shortly to commence a survey of parties with which it conducts a material amount of business to determine the status of their Year 2000 compliance programs. The Company' objective is to complete this review and survey by June 30, 1998, and then develop solutions to any material date-related deficiencies believed to be present in its computer systems and systems of its major business partners. The Company intends to implement and test these solutions prior to any anticipated impact of the Year 2000 issue on its systems. Any new software, hardware, or support systems implemented in the future will be Year 2000 compliant or will have updates or upgrades or replacements available before the Year 2000 to enable the system to be Year 2000 compliant. Management is currently assessing the Year 2000 compliance expense and related potential effect on the Company's earnings.

     The Year 2000 issue also creates risk for the Company from problems that may be experienced by customers of its software. With regard to the Company's sales of The Medical Manager practice management system, the Company believes that Version 9 of the system is fully Year 2000 compliant. The Company has undertaken an extensive campaign to notify its installed customer base of the Year 2000 issue as it relates to pre-Version 9 of The Medical Manager system. If these or other customers experience significant difficulties as a result of the Year 2000 issue, or if the Company encounters difficulties in responding in a timely manner to customer requests to upgrade to Version 9, there could be a material adverse impact on the Company's results of operations, financial condition or business.

NEW ACCOUNTING PRONOUNCEMENTS

     SFAS No. 128, Earnings per Share, is effective for fiscal years ending after December 15, 1997. This Statement establishes standards for computing and presenting earnings per share (EPS). The provisions of this pronouncement have been reflected in accompanying financial statements. Annual earnings per share has not previously been reported; however, 1997 quarterly information has been restated to comply with SFAS No. 128. Historical earnings per share calculations for the years ended December 31, 1996 and 1995 have not been presented because they are not considered meaningful as a result of the exclusion of the Founding Companies in those years.

     SFAS No. 130, Reporting Comprehensive Income, is effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purposes financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company has addressed the requirements of SFAS No. 130 and no material impact on the financial statements is expected.

     SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, is effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for reporting information about operating segments in annual financial statements and interim financial reports issued to shareholders. Generally, certain financial information is required to be reported on the basis that is used internally for evaluating performance of and allocation of resources to operating segments. The Company has not yet determined to what extent the standard will impact its current practice of reporting operating segment information.

     Statements of Position ("SOP") 97-2, Software Revenue Recognition, is effective for fiscal years beginning after December 15, 1997. This Statement provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions and establishes certain criteria for revenue recognition. The Company is currently assessing the impact that the revenue recognition criteria stated in this pronouncement will have on the financial statements.

                                    BUSINESS

GENERAL

     The Company is a leading provider of comprehensive physician practice management information systems to independent physicians, IPAs, MSOs, PPMs, managed care organizations and other providers of health care services in the United States. The Company develops, markets and supports The Medical Manager(R) practice management system, which addresses the financial, administrative, clinical and practice management needs of physician practices. The Company's system has been implemented in a wide variety of practice settings from small physician groups to multi-provider IPAs and MSOs. The Company's proprietary systems enable physicians and their administrative staffs to efficiently manage their practices while delivering quality patient care in a constantly changing health care environment. Since the development of The Medical Manager in 1982, the Company's installed base has grown to over 24,000 client sites, representing more than 80 practice specialities, making it the most widely installed physician practice management system in the United States.

     The Company was founded in July 1996 to bring together the research and development, sales, marketing and support resources for The Medical Manager software. The Company completed its IPO in February 1997, and thereafter executed and closed agreements to acquire the following independent dealers:

                                                                DATE OF                                     ACCOUNTING
REGION                        COMPANY ACQUIRED                  ACQUISITION     LOCATION                    TREATMENT
------                        ----------------                  -----------     --------                    ----------
NORTHEAST...  LSM Computing, Inc.                               April 1997      Somerville, New Jersey      Pooling
              The Computer Clinic, Inc. and MedPlus, Inc.(1)    July 1997       Valhalla, New York          Pooling
              Boston Computer Systems, Inc.                     August 1997     Norwood, Massachusetts      Purchase
              CompRx Systems Corporation                        December 1997   Hauppauge, New York         Pooling
SOUTHEAST...  AMSC, Inc.(2)                                     September 1997  Orlando, Florida            Purchase
              Companion Technologies of Florida, Inc.           December 1997   Tampa, Florida              Purchase
MIDWEST.....  Unico, Inc.                                       May 1997        Evansville, Indiana         Pooling
              Great Lakes Medical Systems, Inc.(1)              July 1997       Toledo, Ohio                Pooling
              Artemis, Inc.                                     July 1997       Indianapolis, Indiana       Purchase
              Package Computer Systems, Inc. d/b/a PAC-COMP     August 1997     Sterling Heights, Michigan  Purchase
              MediSys, Inc.                                     August 1997     Fort Wayne, Indiana         Pooling
              Professional Management Systems, Inc.             September 1997  St. Charles, Illinois       Purchase
              AMSC Midwest, Inc.(2)                             September 1997  Topeka, Kansas              Purchase
              Health Care Management Solutions, Inc. d/b/a
              Healthcare Informatics, Inc.                      February 1998   Springfield, Illinois       Pooling
              Medical Practice Support Services, Inc.           February 1998   Pittsburgh, Pennsylvania    Pooling
SOUTHWEST...  Treister-Thorne, Inc. d/b/a Advanced Medical
              Management, Inc.                                  June 1997       Houston, Texas              Pooling
              Matrix Computer Consultants, Inc.                 September 1997  Norman, Oklahoma            Purchase
              Unisource Systems, Inc.                           November 1997   Corpus Christi, Texas       Pooling
              Companion Technologies of Texas                   December 1997   Arlington, Texas            Purchase
              Management Integrated Solutions                   April 1998      Houston, Texas              Purchase
WEST........  Specialized Systems, Inc.                         May 1997        Van Nuys, California        Pooling
              Computers for Medicine Corporation and
              Carecom, Inc.                                     September 1997  Englewood, Colorado         Pooling
              Advanced Practice Management, Inc.                November 1997   San Diego, California       Purchase
              Strategic Systems, Inc.                           February 1998   Denver, Colorado            Pooling
NORTHWEST...  Adaptive Health Systems of Washington, Inc.       May 1997        Federal Way, Washington     Pooling
              Data Concepts, Inc.                               October 1997    Boise, Idaho                Purchase
              Medical Systems Consultants, Inc.                 October 1997    Boise, Idaho                Purchase
              Medico Support Services, Inc.                     November 1997   Salem, Oregon               Purchase

------------------------------

(1) The Computer Clinic, Inc. and MedPlus, Inc., which were acquired by the Northeast region, and Great Lakes Medical Systems, Inc., which was acquired by the Midwest region, were affiliates of each other and were acquired by the Company simultaneously, and were considered the acquisition of one dealer.
(2) AMSC, Inc. and AMSC Midwest, Inc. were affiliates of each other and were acquired by the Company simultaneously, and were considered the acquisition of one dealer.

INDUSTRY OVERVIEW

     Over the past decade, health care costs in the United States have risen faster than the overall rate of inflation. According to the U.S. Health Care Financing Administration, health care expenditures have increased from less than $250 billion, or approximately 9% of U.S. gross domestic product, in 1980 to over $1.0 trillion, or approximately 15% of U.S. gross domestic product, in 1996. This increase has resulted in broad pressures to reduce costs without sacrificing the quality of care and has caused significant changes in the health care industry. While reimbursement for health care has historically been based on a fee-for-service model of payment, managed care organizations and other payors are increasingly utilizing alternative reimbursement models that shift the financial risk of delivering health care from payors to health care providers, including discounted fee schedules, single payment based on diagnosis, capitation and other risk sharing arrangements.

     The ongoing pressure to contain health care costs and the growing administrative burdens placed on medical practices have caused physicians to join together in group practices to share administrative costs and achieve economies of scale. In addition, other providers and payors are buying and/or managing physician practices and transforming them into integrated delivery systems. The Company believes the movement toward group practices has accelerated the trend toward automation as group practices require greater efficiency and productivity provided by more powerful practice management systems. This general increase in the size and complexity of medical practices has created a greater need for analysis of data and production of timely management information reports that allow physicians, other providers of medical care and payors to reach informed conclusions regarding the quality and appropriateness of various procedures and practices.

     The expansion in the number of managed care and third-party payor organizations, as well as additional governmental regulation and the change in reimbursement modes, have greatly increased the complexity of pricing practices, billing procedures and reimbursement policies impacting medical practices. Practice management systems help providers reduce the costs and improve the quality of delivering health care services by automating patient care information systems and administrative processes, ensuring timely access to relevant information, streamlining the storage and retrieval of information, and efficiently matching patient needs with available resources. While early systems concentrated principally on patient billing and collection activities, systems are now available that record and store clinical information, automate the processing of insurance and third-party payor claims and integrate the operations of physician practices with larger health care organizations such as hospitals, HMOs and MSOs.

BUSINESS STRATEGY

     The Company's strategy is to build upon its leadership position as the most widely utilized physician practice management system in the United States. Key elements of this strategy include:

          Capitalizing on National Presence. Since its IPO, the Company has developed a national market presence and centralized client support, and has implemented a national retail pricing structure. The Company is a vertically-integrated entity that has greater financial strength and stability than the individual companies acquired by the Company, which allows the Company to compete more effectively on national, regional and local levels. The Mergers and subsequent acquisitions have allowed the Company to further develop its Enterprise Business Group, a national accounts group that assists regional dealers in marketing to, and addressing the support needs of, larger provider organizations such as IPAs, PPMs, MSOs, and managed care organizations. The Company is also in the process of establishing local and regional resource centers, supported by centralized corporate and regional operations, including help desks, EDI departments and advanced technical and programming personnel. The Company expects this structure to result in greater overall consistency and a higher level of client support.

          Continuing the Consolidation and Rationalization of the Distribution Network. The Company intends to continue the consolidation and rationalization of The Medical Manager distribution network which began upon the consummation of the IPO. Prior to the 1990s, when independent physician practices were most prevalent, the local focus of The Medical Manager independent dealer network effectively addressed the practice management needs of the market. However, due to the numerous trends in the health care industry toward improved efficiency and cost containment, physicians have been forced to consolidate into larger practice organizations. To meet the needs of these larger groups, the Company has implemented a product distribution strategy that includes the acquisition of dealers in major medical communities and large metropolitan markets. To date, the Company has acquired 26 independent dealers and expects to acquire numerous others. The ownership of these dealers has enabled the Company to market more effectively to larger customers while assisting the remaining independent dealers in conducting their marketing activities. The Company also intends to further standardize the sales and support practices of the independent dealers in order to ensure that The Medical Manager is sold and supported on a consistent and effective basis.

          Increasing Penetration of Management Service Organizations and Other Large Physician Groups. The Company will continue to seek to increase its sales of enterprise-wide systems, products and services to IPAs, PPMs, MSOs and large physician groups. As trends in the health care marketplace continue to drive physician affiliations, the Company believes there is significant opportunity to increase its share of this rapidly growing segment of the practice management market. In order to capitalize on these opportunities, the Enterprise Business Group coordinates large group sales and support in conjunction with the Company's regional subsidiaries and the Company's independent local and regional dealers. In addition, the Company has enhanced the functionality of The Medical Manager software to deliver increasingly comprehensive physician practice management services in enterprise wide settings. With successful sales to such entities as Novant Health, Inc., Children's Health System of San Diego, Physiotherapy Associates (one of the nation's largest physiotherapy providers), and PHP Healthcare Corporation (one of the largest primary care providers in New Jersey), the Company has demonstrated its ability to deliver the software and services which such large providers demand. The Company believes that through continued efforts it can significantly increase its share of this market segment.

          Cross-Selling Products and Services to Existing Client Base. The Company will continue to aggressively cross-sell additional products and services to its existing client base. A majority of the Company's existing clients do not currently use The Medical Manager software's entire suite of products and services. Because of its substantial installed base of over 24,000 sites, as well as the modular, integrated product design of The Medical Manager software, the Company intends to target many of its customers as candidates for cross-selling opportunities, including system upgrades, additional software application modules, services such as hardware and software maintenance, system and process planning, project management, custom programming and EDI capabilities.

          Continuing Development of New Products, Product Enhancements and Services. The Company intends to continue its leadership role in the development and introduction of new products, product enhancements and services for the physician practice marketplace. To do so, the Company intends to continue to commit significant financial and human resources to its research and development efforts. A key focus of the Company's research and development efforts is the further enhancement of The Medical Manager software's ability to operate within a variety of integrated delivery environments. The Company's strategic development initiatives include advanced systems, such as a version of The Medical Manager software incorporating relational databases, a graphical user interface and enhanced client server applications. The Company develops new products, product enhancements and services with input from its physician-clients. For the years ended December 31, 1996 and 1997, the Company's expenses for research and development were $2.7 million and $3.2 million, respectively, representing 8.1% and 4.0% of the Company's revenue for those periods.

PRODUCTS

     The Medical Manager software is an integrated practice management system encompassing patient care, clinical, financial and management applications. Due to its scalable design, The Medical Manager system is a cost-effective solution in a stand-alone or enterprise-wide environment. The Medical Manager software is designed to operate on a wide range of hardware platforms, from Intel-based computer systems for small and medium sized practices, to RISC-based systems, such as the IBM RS/6000 and Hewlett-Packard 9000, for larger practices. Its modular, fully integrated product portfolio allows clients to add incremental capabilities to existing information systems while preserving and minimizing the need for capital investments. The Company believes that the latest version of The Medical Manager software, Version 9, is Year 2000 compliant.

     The pricing of The Medical Manager system is a function of the number of modules purchased, the number of users per site, the number of practices, the operating system and the complexity of the installation. Hardware support and services are priced separately from software products and are typically coordinated by the dealer.

     The Medical Manager system provides to physician practices a broad range of patient care and practice management features, including:

                                CORE APPLICATION

     The Medical Manager Core Application includes base financial, clinical and practice management functions.

               PRODUCT                                           DESCRIPTION
-------------------------------------    ------------------------------------------------------------
The Medical Manager                      Provides accounts receivable, insurance billing, basic
                                         appointment scheduling and recalls, clinical history,
                                         financial history, referral of physician information,
                                         encounter form tracking, e-mail, office notes, hospital
                                         rounds and over 150 standard reports.

                         OFFICE MANAGEMENT APPLICATION

     The Medical Manager Office Management Application automates the essential administrative tasks of a physician practice.

               PRODUCT                                           DESCRIPTION
-------------------------------------    ------------------------------------------------------------
Automated Collections                    Maintains notes, promise to pay dates, budget payments, next action to be taken indicators and prints collection letters;
                                         automates "tickler" system to alert the user when an account needs attention.
Chart and X-Ray Locator                  Tracks the location of a patient's medical charts and x-ray jackets.
Advanced Billing                         Handles sophisticated billing needs, including the necessary collapsing and sorting of charge items into revenue codes
                                         for UB92 billing purposes; also used for the specialized
                                         reporting needs for Workers' Compensation First Report of
                                         Injury.
Custom Report Writer                     Provides access to all data elements of The Medical Manager;
                                         allows for the creation of user defined custom reports.
Multiple Resource Scheduling             Includes multi-resource display, search and posting of
                                         scheduled appointments; coordinates the utilization of exam rooms and equipment and schedules of teams of physicians,
                                         nurses, therapists and others whose services are needed
                                         within a specific time sequence of one another.

               PRODUCT                                           DESCRIPTION
-------------------------------------    ------------------------------------------------------------
Patient Flow Tracking                    Allows patient encounters to be tracked from the time the
                                         patient makes the appointment, through encounters in the
                                         waiting room, examination rooms, labs and other areas;
                                         reports on time and resource utilization.
Case Management System                   Tracks all clinical events related to a specific case;
                                         provides the capability to view a snapshot of the diverse
                                         aspects of a patient's case on a single screen and instantly access the desired level of underlying detail.
Laser Form Generator                     Encounter forms, prescriptions, insurance forms, patient
                                         bills and statements, referrals, letterheads, and other
                                         forms can be printed. Forms are automatically created and
                                         merged with data during printing on plain letter or legal
                                         size paper.
Patient Advisory System                  Allows the practice to locate and print patient education
                                         sheets on a variety of topics spanning many different
                                         medical specialities.

                               DEVELOPMENT TOOLS

     The Medical Manager Development Tools allow data to be accessed and manipulated, adding flexibility to the system and allowing for customization to meet specialized needs.

               PRODUCT                                           DESCRIPTION
-------------------------------------    ------------------------------------------------------------
Data Merge                               A proprietary 4GL type language that allows the Company,
                                         dealers and other qualified programmers to customize
                                         functions and features of The Medical Manager without
                                         changing source code; also supports the exchange of data
                                         between The Medical Manager and hospital, lab, pharmacy and other medical management systems.

                            ELECTRONIC CONNECTIVITY

     The Medical Manager Electronic Connectivity supports many different types of electronic transactions between payors and providers and allows for the open exchange of information between various medical institutions as well as the transfer of administrative transactions to support managed care, through Medical Manager Network Services.

               PRODUCT                                           DESCRIPTION
-------------------------------------    ------------------------------------------------------------
Hospital Information Link                A data merge tool that allows hospital interfaces to be
                                         written to local hospital requirements.
HL7 Connectivity Engine                  Allows users to provide real time demographic and encounter information to hospitals and other organizations (referred to as a "Remote") and queries the Remote's master patient
                                         index in order to retrieve data on existing patients; also allows the Remote to automatically advise the user site of patient admissions and discharges, changes to
                                         inpatient/outpatient status and changes to patient
                                         demographic information.
Electronic Data Interchange              An interface that provides state of the art connectivity for real-time access to various insurance providers, third-party connectivity networks and other outside facilities; features include pre-authorization status, benefit eligibility,
                                         referral verification and rosters, as well as credit card
                                         and check approval.

               PRODUCT                                           DESCRIPTION
-------------------------------------    ------------------------------------------------------------
Electronic Claims                        Supports direct electronic submission of claims to Medicare,
                                         Medicaid, commercial carriers and clearinghouses; expedites insurance payment turnaround time; verifies claims for
                                         accuracy and reports on submitted claims that have been
                                         accepted or rejected; provides a complete audit trail and
                                         reports to ensure that claims have been processed properly;
                                         supports NSF and ANSI national standards.
Electronic Remittance                    Used in combination with the Electronic Claims module to
                                         electronically download Explanation of Benefits ("EOBs")
                                         from Medicare or other insurance payors and to post directly into patients' accounts, thereby saving a substantial amount of data entry time and preventing keying errors.
Electronic Patient Statements            An interface integrated within The Medical Manager that
                                         allows for the batch submission of patient billing data to a third party statement processing center. Electronic patient statements greatly reduce the time needed to send patient
                                         statements. Complete audit trail reports and history logs
                                         are provided.

                           MANAGED CARE APPLICATIONS

     The Medical Manager Managed Care Applications allow physicians to contain costs and deliver a higher quality of care in capitated environments.

               PRODUCT                                           DESCRIPTION
-------------------------------------    ------------------------------------------------------------
Managed Care                             In addition to the managed care features offered in the base system, supports the full functions required to track
                                         incoming as well as outgoing referrals to facilities and
                                         specialists; maintains membership eligibility lists,
                                         capitation payment posting, contract management (including number of visits, allowable time period, procedures and
                                         diagnosis treatment plan) and reporting.
Claims Adjudication                      Fully integrated with the Managed Care module; provides full risk management capabilities, including the processing of
                                         received claims, comparing the claim against authorized
                                         services to determine amounts due, generating checks for
                                         payments and producing an EOB; also provides advanced
                                         features in the form of claims repricing, bundling of
                                         services, and optionally, provider credentialing and risk
                                         pool management.

                             CLINICAL APPLICATIONS

     The Medical Manager Clinical Application developments provide fully-integrated components of a patient medical record that contain the functionality and knowledge bases required in today's practices.

               PRODUCT                                           DESCRIPTION
-------------------------------------    ------------------------------------------------------------
Quality Care Guidelines                  Automates the process of tracking both the curative and
                                         preventative services the practice has specified that it
                                         wishes to perform; provides reports on physician compliance with recommended care guidelines that are based on the
                                         patient's age, sex, diagnoses and other key health factors and are automatically printed with the patient's encounter form. The guidelines are derived from U.S. Preventative
                                         Healthcare Guidelines or other clinical knowledge bases and reflect the practice's own suggested intervals of exams,
                                         tests, injections and other procedures specific to the
                                         individual patient.
Laboratory Interface                     Electronically downloads test requests and patient
                                         demographics to a laboratory, and electronically transfers results directly into the patient's file in The Medical
                                         Manager.
Prescription Writer                      Provides a full set of tools for managing both the clinical and administrative aspects of the prescription process;
                                         provides for extensive interaction checking, patient
                                         information printouts and prescription history on the drugs being prescribed; administratively reduces physician and
                                         staff time spent preparing and issuing prescriptions.
Pharmacy Interface                       Offers a direct electronic link to transfer prescriptions
                                         and handle authorization requests between the Prescription
                                         Writer module and the pharmacy.
Voice Dictation                          Through The Medical Manager's link with Kurzweil Applied
                                         Intelligence software, enables the physician to dictate,
                                         edit and print patient charts and reports; pulls and stores patient and physician information from the patient file into the chart via a single, spoken command.
View Patient Chart                       Brings a snapshot of the patient's medical records to a
                                         single screen and then gives the user instant access to
                                         almost any desired level of underlying detail; allows the
                                         screen to be used for valuable side-by-side analysis of
                                         chart data.
Medical Records                          Designed to provide maximum flexibility and speed in
                                         creating, storing and retrieving whatever medical
                                         information the practice wishes to maintain on each patient, fully integrated with the patient's clinical history, this application addresses the four fundamental issues concerning medical records: creation and maintenance of medical
                                         records, simultaneous access to patient records, remote
                                         access and data for analysis. Includes patient encounter
                                         knowledge base and generates automated progress notes.

                             MSO ENTERPRISE SYSTEM

     The Medical Manager MSO Enterprise System addresses the needs of the MSO market by providing enterprise-wide solutions for the management of integrated provider networks.

               PRODUCT                                           DESCRIPTION
-------------------------------------    ------------------------------------------------------------
MSO Enterprise Manager                   Provides the MSO or multi-practice environment with central administration of multiple practices, enterprise-wide
                                         roll-up reports, a master patient index for automatic
                                         synchronization of demographic data-updates and remote
                                         access across multiple systems.

                        DIALYSIS VERTICAL MARKET OPTION

     The Medical Manager Dialysis Vertical Market Option expedites the repetitive process of posting dialysis patients' weekly treatments.

               PRODUCT                                           DESCRIPTION
-------------------------------------    ------------------------------------------------------------
Dialysis Calendar                        Provides posting using a calendar posting screen; automates and reduces the repetitive, recurring posting dictated by
                                         dialysis treatment.

                      CHEMOTHERAPY VERTICAL MARKET OPTION

     The Medical Manager Chemotherapy Vertical Market Option automates both the clinical and financial aspects of the oncology practice.

               PRODUCT                                           DESCRIPTION
-------------------------------------    ------------------------------------------------------------
Chemotherapy Management                  Provides close control of chemotherapy drug administration
  System                                 based on standard and customized protocols. Using an online encounter form, automates posting of each treatment session, reducing operator input time and opportunities for error.

                    IMAGE MANAGEMENT VERTICAL MARKET OPTION

     The Medical Manager Image Management Vertical Market Option integrates scanned documents with the patient's record.

               PRODUCT                                           DESCRIPTION
-------------------------------------    ------------------------------------------------------------
Image Management System                  Organizes and stores patient photographs, x-rays and other scanned documents and retrieves images and associated image information as part of the patient's medical record.

MEDICAL MANAGER NETWORK SERVICES

     The Company offers a complete single-source EDI solution for health care providers that is integrated within The Medical Manager software. Medical Manager Network Services is actively collaborating with clearinghouses, insurance payors, Company sales and support offices, and key developers of EDI technology. A comprehensive EDI package with connectivity to Medicare, Medicaid, Blue Cross/Blue Shield plans, as well as commercial and managed care plans is available. The EDI transactions currently available include batch mode electronic claims, eligibility roster download, electronic remittance, electronic patient statements, real-time eligibility verification, real-time referral authorization and referral status inquiry, credit card and check authorization, HL7 messages, as well as clinical transactions such as laboratory requisitions and test results, and prescription information.

CLIENT SERVICES

     The Company's Client Services provide a wide range of services to the Company's entire client base to ensure customer satisfaction and to maximize the utility of The Medical Manager system. These services include both fundamental and value-added services as described below:

          Implementation Services. These services include planning, design and installation of software, hardware and network solutions for stand-alone practices to enterprise-wide environments. To ensure customer satisfaction, the Company utilizes a team approach involving technical and professional staff members who have a broad array of technical and business expertise. This team approach includes project engineering, business redesign and practice staff re-education. A client relationship manager, part of the team from the outset, works with the client throughout the life of the contract.

          Support Services. A critical element in assuring proper use of and satisfaction with the Company's products involves ongoing support services provided to the end-users. The Company provides to its clients continuing software and hardware support under agreements that typically have a one year term. These agreements provide for general support via help desks, error corrections to software, remote diagnostics and on-site hardware and software technicians. Support services are provided during normal business hours and can be expanded to include 24 hour coverage seven days a week. As of March 31, 1998, the Company had approximately 400 full-time employees devoted to providing support services to its customer base.

          Value-Added Services. The Company advises its enterprise-wide clients on how best to bring together disparate physician practices into an integrated health care delivery network. The Company works in partnership with its client's clinical and administrative management in the areas of patient and workflow redesign, job function review and re-education, standardization consultation, project engineering, timeline and resource management and ongoing relationship management. The Company and many of its independent dealers maintain substantial resources capable of providing custom programming solutions for a broad range of client requests. Many of these solutions may be generated at the regional and local levels using the Company's Data Merge language, which allows modifications to be made without changing source code.

          Training and Continuing Education. The Company believes initial and continuing education are key components in ensuring customer satisfaction and retention and, accordingly, has devoted significant resources to its Training and Continuing Education Departments. Because The Medical Manager system has been in use since 1982, a substantial amount of experience and expertise has been gained by the Company's training staff in optimizing methodology and curriculum to achieve the best results. Training methods include classroom and computer-based training, on-site visits for system setup and review and video training tapes available on selected modules. The Company also assists its clients in developing their own training staff, materials and guidelines. Continuing education programs, a quarterly newsletter and user group conferences are sponsored by the Company, providing the user with valuable information as well as an opportunity for the Company to demonstrate new enhancements and features of the product. The Company makes available to clients extensive user documentation and reference manuals including, among others, installation guides, advanced system manuals, a custom report writer manual and an MSO implementation workbook.

SALES AND MARKETING

     The Company sells its products and services nationally through a direct sales organization consisting of approximately 150 sales personnel, as well as through its independent dealer network of approximately 140 dealers. This distribution effort is responsible for sales to new clients, ranging in size from solo practitioners to enterprise-wide clients, and follow-up sales of upgrades and enhancements to existing clients. To enhance the effectiveness of its sales effort, the Company provides its sales force and independent dealer network with (i) comprehensive training in the Company's products and services,
(ii) marketing materials, and (iii) ongoing support.

     Small and medium-sized sales, routinely handled by the direct sales force and independent dealers, generally involve a sales cycle of 30 to 60 days. Larger sales, managed by the Enterprise Business Group, typically involve a Request For Proposal process which lengthens the sales cycle to 60 to 90 days or longer. Hardware and software maintenance agreements are generally renewed on an annual basis. Standard payment terms are 50% due upon system order with the balance due upon completion of system installation.

     To address the more complex needs of larger clients, the Enterprise Business Group coordinates the Company's sales effort for large clients (such as MSOs, IPAs and managed care organizations) and assists in the implementation of systems and the maintenance of ongoing client relationships. Many of the independent dealers are experienced in selling to and supporting enterprise wide clients. The Company intends to continue to utilize the Enterprise Business Group to assist local and regional dealers in these efforts. At the enterprise-wide client level, relationship managers work with the client throughout the contract term to keep informed of customer expectations and help ensure customer satisfaction.

     The Company generates sales leads through referrals from customers and management consultants, responses to requests for proposals, strategic alliances with complementary companies, the Company's Internet web sites and associated links, industry seminars, trade shows, direct telephone and mail campaigns and advertisements in trade journals.

     In order to capitalize on opportunities to cross-sell its products and services to existing clients, the Company maintains contacts with its clients at the local, regional and national levels through electronic mail links on its Internet web sites, monthly and quarterly newsletters, technical updates, product release bulletins, user meetings, training seminars, industry conferences and market-specific seminars, such as its MSO User Conference. The Company also works with certain of its client base on the selection, implementation, use and benefits derived from the product and publishes these as Client Profiles, providing both the client and the Company with market exposure and the opportunity to share successes.

     Since 1988, the Company has utilized an educational license of The Medical Manager physician practice management system to teach office automation within the medical field. The system has been installed in vocational schools, junior colleges and universities nationwide. Delmar Publishers Inc., one of the leading education textbook publishers in the country, markets a student textbook and instructor's manual for courses that teach computer skills in the medical field, using The Medical Manager software. Since 1988, more than 600 site licenses of the educational version have been sold.

DISTRIBUTION NETWORK

     Prior to the 1990s, when independent physician practices were most prevalent, the local focus of independent dealers effectively addressed the practice management needs of the market. However, due to the numerous trends in the health care industry focusing attention on the delivery of high quality and cost effective care (as well as the need to demonstrate such quality and effectiveness), individual physicians and small group practices have been forced to pool their resources in order to compete effectively. As a result, large physician organizations have become much more prevalent in the medical marketplace. To keep pace with the increasingly sophisticated practice management needs of these larger groups, the independent dealers for The Medical Manager software have been consolidating in order to build the necessary technical, service and support resources.

     The Company believes that a fundamental and unique strength of The Medical Manager system is its nationwide dealer network, which currently includes approximately 140 dealer organizations. The number has been reduced from approximately 180 at the consummation of the IPO, due to the Company's acquisition of 26 dealers and the independent consolidation of dealers among themselves. As a result of the many years of selling and supporting The Medical Manager product line, the personnel in the Company's dealer network represent a valuable resource. The Company believes that the continued consolidation and rationalization of the dealers for The Medical Manager system is a necessary response to changes in the physician marketplace. The Company's strategy for its dealer network includes the acquisition of dealers in strategic markets as well as the rationalization of the remaining independent dealers in order to ensure that The Medical Manager system is sold and supported on a consistent and effective basis throughout the dealer network.

     The Company believes that it has developed a presence in most major medical communities and metropolitan markets throughout the country. As a result, the Company's dealer acquisition strategy will continue to focus on acquiring dealerships that have both a strong presence in key markets and demonstrated expertise with The Medical Manager product line.

     The Company intends to continue to use its existing network of independent dealers as an integral part of its distribution network for The Medical Manager system. The Company is instituting a program with its independent dealers to standardize hardware configurations, client training programs and service levels developed by the Company. The Company will also provide services to the independent dealers, many of which are unable to provide such resources as independent entities. Such services include: (i) dealer training; (ii) help desks; (iii) advanced technical services, such as custom programming services; and (iv) sales support for large systems sales from the Enterprise Business Group.

RESEARCH AND DEVELOPMENT

     The Company seeks to meet the needs of its clients by continuing to develop new products and enhancements of existing products. Accordingly, the Company believes that continued leadership in the practice management systems industry will require significant additional commitments of resources to research and development. The Company maintains its research and development campus in Alachua, Florida, where development of The Medical Manager software began in 1981. As of March 31, 1998, the Company had approximately 110 employees engaged primarily in its research and development efforts.

     The Company's research and development activities involve Company personnel as well as physicians, physician practice staffs and leading health care institutions. The Company's research and development efforts continue the tradition of The Medical Manager system being a leader in product innovation, as indicated by the following:

     -  In 1982, The Medical Manager software was first installed.

     - In 1985, The Medical Manager Electronic Media Claims module was released.

     - In 1987, The Medical Manager software became the first practice management system to perform electronic claims submission in all 50 states.

     -  In 1988, The Medical Manager Report Writer module was released.

     - In 1990, The Medical Manager Data Merge Language module, was released, allowing unlimited customization within The Medical Manager software without changing the source code.

     - In January 1991, The Medical Manager Electronic Remittance module was released.

     - In June 1991, The Medical Manager software became the first practice management system to incorporate EDI with electronic interchange partners.

     - In 1992, The Medical Manager software became the first practice management system to introduce electronic interfaces to laboratory systems.

     -  In 1994, The Medical Manager Managed Care module was announced.

     - In January 1995, The Medical Manager Quality Care Guidelines module was released.

     -  In May 1995, The Medical Manager Dialysis Posting System was released.

     - In October 1995, The Medical Manager integrated Claims Adjudication System was released.

     - In November 1995, The Medical Manager MSO Enterprise Manager was announced.

     - In April 1996, The Medical Manager prototype HL7 Connectivity Engine was announced.

     - In March 1997, The Medical Manager Case Management System was announced and the Chemotherapy Management System was released.

     - In July 1997, The Medical Manager Patient Flow Tracking, Advanced Appointment Search (MultiResource) and Laser Form Generator modules were released.

     - In September 1997, The Medical Manager Medical Records System was released.

     - In February 1998, The Medical Manager Patient Advisory System was released.

     A key goal of current research and development efforts involves adapting The Medical Manager system to operate more effectively within integrated delivery environments. To achieve this goal, the Company is pursuing a strategic development initiative directed toward the development of advanced health care information systems that include a relational database, graphical user interfaces and enhanced client-server applications. Current focus areas for new product development and enhancement include the following:

  ENTERPRISE SYSTEM

     The Company intends to develop an increasing number of automation tools to support the growing number of integrated health care delivery systems across the nation. Developments within The Medical Manager's MSO Enterprise System are expected to include enterprise appointment and resource scheduling and enterprise communications. In addition, further developments in The Medical Manager software's connectivity engines should continue to promote the open exchange of information between medical institutions.

  MANAGED CARE

     Physicians realize that sophisticated health care automation systems are required to support managed care, compete for capitated contracts and contain healthcare costs while providing effective, high quality care. Development efforts within the Managed Care module are expected to result in a product that provides referral outcome reporting that can perform outcome analysis across multiple practices within the provider network. As managed care matures, new markets will be created that require the support of automation. Development efforts within the Managed Care module will be designed to support the evolving subcapitation market by allowing primary care groups to receive the total capitation payment from a payor and allocate the capitation payment among contracted specialists for services they have provided.

  CLINICAL APPLICATIONS

     The Company recognizes that improvements in the technology that supports the gathering, storing, retrieving and reporting of clinical data and the creation of a sophisticated computerized patient record system are critical to the enhancement and improvement of health care delivery across the nation. As a result, the Company is engaged in efforts to rapidly develop fully-integrated components of a computerized patient record containing functionality and knowledge bases that support the way physicians provide health care services. Research and analysis of various input technologies and devices continue with the goal of providing physicians with usable tools that will allow them to effectively gather and use clinical data at the point-of-care.

  GRAPHICAL USER INTERFACE

     The Company's graphical user interface is currently under development. The Company's development efforts are intended to produce a product that will support users opting to install technology to support a Windows environment.

PROPRIETARY RIGHTS AND LICENSES

     The Company relies on a combination of trade secret, copyright and trademark laws, license agreements, nondisclosure and other contractual provisions and technical measures to establish and protect its proprietary rights in its products. The Company distributes its products under software license agreements that grant clients a nonexclusive, nontransferable license to the Company's products and contain terms and conditions prohibiting the unauthorized reproduction or transfer of the Company's products. In addition, the Company attempts to protect its trade secrets and other proprietary information through agreements with employees and consultants. Substantially all current employees involved in product development have signed an assignment of inventions agreement. There can be no assurance that the legal protections afforded to the Company or the precautions taken by the Company will be adequate to prevent misappropriation of the Company's technology. In addition, these protections do not prevent independent third-party development of functionally equivalent or superior technologies, products or services. Any infringement or misappropriation of the Company's proprietary software could disadvantage the Company in the efforts to attract and retain new clients in a highly competitive market and could cause the Company to lose revenues or incur substantial litigation expense. The Company believes that, due to the rapid pace of innovation within the software industry, factors such as the technological and creative skills of its personnel and ongoing reliable product maintenance and support are more important in establishing and maintaining a leadership position within the industry than are the various legal protections afforded to its technology.

GOVERNMENT REGULATION

     The FDA has jurisdiction under the FDA Act to regulate computer products and software as medical devices if they are intended for use in the diagnosis, cure, mitigation, treatment or prevention of disease in humans. The FDA is currently reviewing its policy for the regulation of computer software and there is a risk that The Medical Manager software could in the future become subject to regulation by the FDA, which could have a material adverse effect on the Company's results of operations, financial condition or business. Currently, the Company believes that The Medical Manager software would not be subject to FDA regulation requiring registration, listing, premarket notification or approval and adherence with device good manufacturing practices or medical device reporting requirements.

     The FDA has issued a draft policy statement relating to picture archiving and communications systems that requires manufacturers of medical image storage devices and related software to submit to the FDA 501(k) Applications and otherwise comply with the requirements of the FDA Act applicable to medical devices. The Company intends to distribute in the United States, the Image Module, which was cleared by the FDA on April 4, 1997 and is manufactured by a third party in accordance with specifications set forth in the cleared 510(k) Application. Prior to marketing the Image Module, the Company will create an interface between The Medical Manager practice management system and the Image Module. The Company believes that the addition of its practice management system to the Image Module does not change the Image Module's intended use or significantly change the safety or efficacy of the product such that a new 510(k) Application is required under applicable federal regulations.

COMPETITION

     The market for physician practice management systems and services is highly competitive. The Company believes that the principal competitive factors in this market include the functionality and price of the practice management system, the support provided to system users, ongoing research and development efforts and the national presence and financial stability of the system. The industry is fragmented and includes numerous competitors. The Company believes its principal competitive advantages are the product's substantial installed client base, open system design and the advanced features and capabilities, as well as the Company's focus on customer support and training programs and its network of dealers. The Company's principal competitors include other physician practice management system companies, local software companies and other companies that provide information systems to health care providers. Certain of the Company's competitors have greater financial, development, technical, marketing and sales resources than the Company. In addition, as the market for the Company's products develops, additional competitors may enter the market and competition may intensify.

EMPLOYEES

     At March 31, 1998, the Company had 939 employees. No employees are covered by any collective bargaining agreements. The Company considers its relationships with its employees to be good.

FACILITIES

     The Company's principal corporate offices are located at 3001 North Rocky Point Drive East, Tampa, Florida. The Company's research and support facilities are located in Alachua, Florida. The Company also maintains national sales and support offices in Mountain View, California, and has 59 additional offices in various regions of the country.

     The Company owns three of its facilities and leases the remainder of its facilities, which leases have remaining terms ranging from one to five years. The Company believes that its current facilities, together with a facility which it plans to lease by December 31, 1998, are adequate for its current and foreseeable needs and that suitable additional space will be available as required.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:

             NAME                AGE                         POSITION
Michael A. Singer.............   50    Chairman of the Board; Chief Executive Officer
John H. Kang..................   35    President; Director
Lee A. Robbins................   56    Vice President, Treasurer and Chief Financial Officer
John P. Sessions..............   56    Vice President and Chief Operating Officer
Frederick B. Karl, Jr.........   43    Vice President and General Counsel; Director
Franklyn M. Krieger...........   35    Secretary and Associate General Counsel
Courtney F. Jones.............   57    Director
Raymond Kurzweil..............   49    Director
Richard W. Mehrlich...........   50    Director
Chris A. Peifer...............   49    Director

     Michael A. Singer has been Chairman of the Board and Chief Executive Officer of the Company since the consummation of the IPO. Mr. Singer is the founder of MMR&D and is the principal inventor of The Medical Manager software program. From MMR&D's inception in 1981, Mr. Singer has been a director and its President and Chief Executive Officer. Mr. Singer received a B.A. in Business Administration from the University of Florida in 1969 and a Masters degree in Economics from the University of Florida in 1971.

     John H. Kang has been President and a director of the Company since July 1996. Mr. Kang is the founder of Medical Manager Southeast, Inc., the Company's wholly-owned subsidiary which provides direct sales, marketing and support to customers in its Southeast region, and has served as its President since its inception in 1994. In 1987, Mr. Kang founded J. Holdsworth Capital, Ltd., a private investment firm, and is currently its President. Since May 1995 Mr. Kang has been a director of Amorphous Technologies International, a company engaged in the research and development and manufacture of metal alloy. Mr. Kang also has been a director of Nutcracker Snacks, Inc., a manufacturer of snack foods, since December 1988. From June 1988 until September 1996, Mr. Kang was the Chairman and a director of Clayton Group, Inc., a distributor of waterworks materials. Mr. Kang is also currently a director of Coast Dental Services, Inc., a company which is traded on the Nasdaq National Market. Mr. Kang received an A.B. in Economics from Harvard College in 1985.

     Lee A. Robbins has been Vice President of the Company since November 1996 and Chief Financial Officer since the consummation of the IPO. From July 1995 through November 1996, Mr. Robbins served as Vice President and Chief Financial Officer of American Ophthalmic Incorporated, a physician practice management company. From 1985 to June 1995, he was Vice President and Chief Financial Officer of Puritan-Bennett Corporation, a respiratory equipment company. Before entering the health care management industry in 1985, Mr. Robbins held a number of financial positions with Armco Inc., a Fortune 500 company based in Middletown, Ohio. Mr. Robbins received a B.S. in Accounting from the University of Cincinnati and an M.B.A. from Xavier University.

     John P. Sessions has been Vice President and Chief Operating Officer of the Company since April 1997. Prior to joining the Company, Mr. Sessions was employed as Executive Vice President and Chief Operating Officer of Companion Technologies, Inc., a subsidiary of Blue Cross/Blue Shield of South Carolina, from 1995 to 1997. From 1986 to 1995, Mr. Sessions served as Vice President and Chief Operating Officer of Companion Technologies, Inc. Mr. Sessions graduated from the Electronic Computer Programming Institute of the University of South Carolina in 1968 with a degree in Computer Science.

     Frederick B. Karl, Jr. has been Vice President and General Counsel of the Company since the consummation of the IPO. Mr. Karl also served as the Secretary of the Company from the consummation of the IPO until July 1997. Mr. Karl has been the General Counsel of MMR&D since 1988, and also has served as a Vice President of MMR&D since 1990. Mr. Karl provided legal services to MMR&D from 1984 through

1988 while he was in private practice. Mr. Karl received a B.A. from Florida State University in 1977 and a J.D. from the University of Florida College of Law in 1981.

     Franklyn M. Krieger has been the Associate General Counsel of the Company since October 1996 and has been the Secretary since July 1997. Prior to joining the Company, Mr. Krieger was engaged in the private practice of law. Mr. Krieger received a B.A. from the State University of New York at Buffalo in 1985 and a J.D. from Wayne State University in 1988.

     Courtney F. Jones has been a director of the Company since April 1997. Mr. Jones has served as Director, Chairman of the Audit Committee and Member of the Executive Committee of First Data Corporation since its inception in 1992. Prior to that, Mr. Jones served as Managing Director in the Investment Banking Division of Merrill Lynch & Co., Inc. from 1989 to 1990, Director, Executive Vice President and Chief Financial Officer of Merrill Lynch & Co. from 1985 to 1989 and Secretary to the Finance Committee of the Board of Directors and Treasurer of General Motors Corporation from 1982 to 1985. Mr. Jones received his B.S. degree from Wayne State University in 1963 and his M.B.A. degree from the University of Chicago in 1968.

     Raymond Kurzweil has been a director of the Company since April 1997. Mr. Kurzweil was the founder of Kurzweil Applied Intelligence, Inc. ("KAI") and served as Chief Technology Officer of KAI from its inception in 1982 to 1997. Mr. Kurzweil currently serves as a consultant to KAI. Mr. Kurzweil has also served as the Chairman and Chief Executive Officer of Kurzweil Educational Systems, Inc. and Kurzweil Technologies, Inc. since 1996 and 1995, respectively. Mr. Kurzweil also serves on the Board of Directors of Wang Laboratories, Inc. Mr. Kurzweil received a B.S. degree in Computer Science and Literature from Massachusetts Institute of Technology in 1970.

     Richard W. Mehrlich is the founder of Medical Manager Sales & Marketing, Inc., the Company's wholly-owned subsidiary which coordinates its national sales and marketing activities. Mr. Mehrlich served as the President and Chief Executive Officer of Medical Manager Sales & Marketing, Inc. from 1980 through 1997. Mr. Mehrlich served as the Executive Vice President -- Sales & Marketing of the Company from January 1997 through September of 1997, and he continues to serve as a member of the Board of Directors of the Company. Mr. Mehrlich's previous experience includes serving as Director of Marketing for Dynabyte Corporation, a microcomputer hardware manufacturer, and as a regional sales representative for Texas Instruments, Component Sales Division. Mr. Mehrlich received a degree in Electrical Engineering from the Milwaukee School of Engineering in 1970.

     Chris A. Peifer has been a director of the Company since April 1997. Mr. Peifer has been the President of Tice Financial Services, Inc. ("Tice") in Tampa, Florida since 1987. Prior to joining Tice, Mr. Peifer was Chairman and Chief Executive Officer of EESCO, Inc., a regional distributor of electrical equipment headquartered in Chicago, Illinois, from 1985 to 1987. From 1982 to 1985, Mr. Peifer was President and Chief Executive Officer of Bass & Company of Atlanta, Georgia. Mr. Peifer was a founder and served as a director of The Commercial Bank of Georgia from 1988 to 1996. Mr. Peifer has served as a director of PrimeSource of Dallas, Texas from 1989 to the present. Mr. Peifer received a B.A. degree from Denison University in 1970 and an M.B.A. degree from the Kellogg School at Northwestern University.

BOARD CLASSIFICATION

     The Board is divided into three classes, with directors serving staggered three-year terms, expiring at the annual meeting of stockholders in 1998, 1999 and 2000, respectively. At each annual meeting of stockholders, one class of directors will be elected for a full term of three years to succeed that class of directors whose terms are expiring. Mr. Singer has the right to designate up to two directors of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has the responsibility for establishing broad corporate policies and for the overall performance of the Company. The Board has established an Audit Committee and a Compensation Committee, each of which consists solely of independent directors, to assist it in carrying out its duties.

     The Audit Committee is responsible for recommending to the Board the selection of the independent certified public accountants, reviewing the arrangements and scope of the independent audit, and reviewing all financial statements. Messrs. Jones, Kurzweil and Peifer comprise the membership of the Audit Committee.

     The Compensation Committee is responsible for making recommendations to the Board concerning executive compensation, including base salaries, bonuses and criteria for their award, stock option plans, stock option grants and other benefits. The Compensation Committee also administers the Company's 1996 Long-Term Incentive Plan and Amended and Restated 1996 Non-Employee Directors' Stock Plan. Messrs. Jones, Kurzweil and Peifer comprise the membership of the Compensation Committee.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 3, 1998, and as adjusted to reflect the sale of the Common Stock offered hereby, by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors and executive officers, (iii) each of the Selling Stockholders and (iv) all current directors and executive officers of the Company as a group. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person or entity, subject to community property laws, where applicable, and the information set forth in the footnotes to the table below.

                                        BENEFICIAL OWNERSHIP                    BENEFICIAL OWNERSHIP
                                         PRIOR TO OFFERING                       AFTER OFFERING(1)
                                        --------------------     NUMBER OF      --------------------
                                        NUMBER OF               SHARES BEING    NUMBER OF
                NAME                     SHARES      PERCENT      OFFERED        SHARES      PERCENT
Michael A. Singer(2).................   6,395,000     32.0%        500,000      5,895,000     27.5%
John H. Kang.........................     515,614      2.6              --        515,614      2.4
Richard W. Mehrlich(3)...............   2,305,783     11.6         500,000      1,805,783      8.4
Lee A. Robbins(4)....................      35,000        *              --         35,000        *
John P. Sessions(5)..................      34,333        *              --         34,333        *
Frederick B. Karl, Jr.(6)............      32,500        *              --         32,500        *
Franklyn M. Krieger(7)...............          --        *              --             --        *
Courtney F. Jones(8).................      20,000        *              --         20,000        *
Raymond Kurzweil(9)..................      10,000        *              --         10,000        *
Chris A. Peifer(10)(11)..............     106,636        *              --        106,636        *
All directors and executive officers
  as a group (10 persons)............   9,454,866     47.1       1,000,000      8,454,866     39.2

------------------------------

   * Less than one percent (1%).

(1) The number of shares of Common Stock outstanding after this Offering includes the 1,500,000 shares of Common Stock being offered for sale by the Company in this Offering. Assumes no exercise of the Underwriters' over-allotment option.

(2) Includes 6,370,000 shares owned by MAS 1997 Family Limited Partnership, 20,000 shares held by MDDS Ltd. and 5,000 shares held by Michael Singer, custodian for Dura Singer UTMA/FL.

(3) Includes 2,160,000 shares held directly, 63,914 shares held through Professional Management Systems, Inc. (of which Mr. Mehrlich is the majority shareholder) and 81,869 shares held by Mr. Mehrlich's spouse who shares the same household.

(4) Includes 30,000 shares underlying options which are exercisable. Does not include 90,000 shares issuable in connection with options that are not exercisable within 60 days of the date hereof.

(5) Includes 8,333 of the 50,000 shares of Common Stock awarded to Mr. Sessions on April 18, 1997, the date of the execution of his employment agreement with the Company, which share award vests in six equal annual installments beginning on January 30, 1998, and 25,000 shares underlying options which are exercisable. Excludes the remaining 41,667 shares awarded to Mr. Sessions on April 18, 1997 and 75,000 shares issuable in connection with options which are not exercisable within 60 days of the date hereof.

(6) Includes 31,500 shares underlying options which are exercisable within 60 days of the date hereof. Does not include 105,000 shares issuable in connection with options that are not exercisable within 60 days of the date hereof.

(7) Excludes 7,500 shares issuable in connection with options that are not exercisable within 60 days of the date hereof.

(8) Includes 20,000 shares underlying options which are exercisable within 60 days of the date hereof. Excludes 7,000 shares issuable in connection with options that are not exercisable within 60 days of the date hereof.

(9) Includes 10,000 shares underlying options which are exercisable within 60 days of the date hereof. Excludes 7,000 shares issuable in connection with options that are not exercisable within 60 days of the date hereof.

(10) Includes 10,000 shares underlying options which are exercisable within 60 days of the date hereof. Excludes 7,000 shares issuable in connection with options that are not exercisable within 60 days of the date hereof.

(11) Mr. Peifer acquired 51,636 of the 106,636 beneficially owned shares in connection with the Company's acquisition of Medical Manager Southeast, Inc., which was one of the Founding Companies.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, par value $0.01 per share, and 500,000 shares of undesignated preferred stock, par value $0.01 per share (the "Preferred Stock").

     The following statements are brief summaries of certain provisions with respect to the Company's capital stock contained in its Certificate of Incorporation (the "Certificate of Incorporation") and the Amended and Restated By-laws and are qualified in their entirety by reference thereto.

COMMON STOCK

     The holders of shares of Common Stock are entitled to one vote for each share held of record on all matters voted upon by stockholders, including the election of directors. The Certificate of Incorporation does not provide for cumulative voting, and, accordingly, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of shares of Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this Offering will be upon payment therefor, fully paid and nonassessable.

     The Common Stock trades on the Nasdaq National Market under the symbol "MMGR."

PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board of Directors in one or more series. Subject to the provisions of the Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION

     The Company is subject to the provisions of Section 203 ("Section 203") of the Delaware General Corporation Law ("DGCL"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     The Company's stockholders, by adopting an amendment to the Certificate of Incorporation, may elect not to be governed by Section 203, which election would be effective 12 months after such adoption. The provisions of Section 203 could delay or frustrate a change in control of the Company, deny stockholders the receipt of a premium on their Common Stock and have an adverse effect on the Common Stock. The provisions also could discourage, impede or prevent a merger or tender offer, even if such event would be favorable to the interests of stockholders.

LIMITATIONS ON DIRECTORS' LIABILITIES AND INDEMNIFICATION

     Limitation on Liability. Pursuant to the Certificate of Incorporation and as permitted by Section 102(b)(7) of the DGCL, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases that are illegal under Delaware law or for any transaction in which a director has derived an improper personal benefit.

     Indemnification. To the maximum extent permitted by law, the Certificate of Incorporation provides for mandatory indemnification of directors and officers of the Company against any expense, liability and loss to which they become subject, or which they may incur as a result of having been a director or officer of the Company. In addition, the Company must advance or reimburse directors and officers for expenses incurred by them in connection with certain claims.

POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

     The Certificate of Incorporation and the Amended and Restated By-laws contain provisions that could have an antitakeover effect. The provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors. These provisions also are intended to help ensure that the Board of Directors, if confronted by an unsolicited proposal from a third party which has acquired a block of stock of the Company, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interest of the stockholders.

     The following is a summary of such provisions in the Certificate of Incorporation and the Amended and Restated By-laws. The Board of Directors has no current plans to formulate or effect additional measures that could have an antitakeover effect.

     Classified Board of Directors. The Certificate of Incorporation provides for a Board of Directors divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board of Directors in a relatively short period of time. At least two annual meetings of stockholders, instead of one, generally will be required to effect a change in a majority of the Board of Directors. Such a delay may help ensure that the Board of Directors and the stockholders, if confronted with an unsolicited proposal by a stockholder attempting to force a stock repurchase at a premium above market, a proxy contest or an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interest of the stockholders. Directors, if any, elected by holders of the Preferred Stock voting as a class, will not be classified as aforesaid. Moreover, under Delaware law, in the case of a corporation having a classified board, stockholders may remove a director only for cause. This provision will preclude the stockholders from removing incumbent directors without cause.

     Advance Notice Requirements for Director Nominees. The Amended and Restated By-laws establish an advance notice procedure with regard to the nomination of candidates for election as directors at any meeting of stockholders called for the election of directors. The procedure provides that a notice relating to the nomination of directors must be timely given in writing to the Secretary of the Company prior to the meeting. To be timely, notice relating to the nomination of directors must be delivered not less than 90 days prior to any annual meeting or 10 days following notice to the stockholder of any special meeting called for the election of directors.

     Notice to the Company from a stockholder who proposes to nominate a person at a meeting for election as a director must be accompanied by each proposed nominee's written consent and contain the name, address and principal occupation of each proposed nominee and other information that may be required under the proxy rules of the Commission. Such notice must also contain the total number of shares of capital stock of the Company that will be voted for each of the proposed nominees, the name and address of the notifying stockholder and the number of shares of capital stock of the Company owned by the notifying stockholder.

     The presiding officer of a meeting of stockholders may determine that a person is not nominated in accordance with the nomination procedure, in which case such person's nomination will be disregarded. Nothing in the nomination procedure will preclude discussion by any stockholder of any nomination properly made or brought before any meeting called for the election of directors in accordance with the above-mentioned procedures.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer and Trust Company.

                                  UNDERWRITING

     Subject to the terms and certain conditions contained in the Underwriting
Agreement dated           , 1998 (the "Underwriting Agreement"), the
underwriters named below (the "Underwriters"), who are represented by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Morgan Stanley & Co. Incorporated, Smith Barney Inc. and Raymond James & Associates, Inc. (the "Representatives"), have severally agreed to purchase from the Company and the Selling Stockholders the respective number of shares of Common Stock set forth opposite its name below:

                                                                NUMBER OF
                        UNDERWRITERS                             SHARES
Donaldson, Lufkin & Jenrette Securities Corporation.........
Morgan Stanley & Co. Incorporated...........................
Smith Barney Inc............................................
Raymond James & Associates, Inc.............................

                                                                ---------
Total.......................................................
                                                                =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Stock offered hereby are subject to the approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery for all the shares of Common Stock offered hereby (other than those shares of the Common Stock covered by the over-allotment option described below) if any are purchased.

     The Underwriters initially propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain dealers (including the
Underwriters) at such price less a concession not in excess of $          per
share. The Underwriters may allow, and such dealers may re-allow, to certain
other dealers a concession not in excess of $          per share. After the
initial offering of the Common Stock, the public offering price and other selling terms may be changed by the Representatives at any time without notice.

     The Company and the Selling Stockholders have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 375,000 additional shares of Common Stock at the price set forth on the cover page of this Prospectus less underwriting discounts and commissions. The Underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the Offering. To the extent that the Underwriters exercise such option, each of the Underwriters become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such Underwriter's percentage underwriting commitment in the preceding table.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     Each of the Company, its executive officers and directors and the Selling Stockholders, and certain other stockholders of the Company, has agreed, subject to certain exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise) for a period of 90 days after the date of this Prospectus without the prior written consent of DLJ. In addition, during such period, the Company has also agreed, subject to certain exceptions, not to file any registration statement with respect to, and each of its executive officers, directors and certain stockholders of the Company (including the Selling Stockholders) has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock without DLJ's prior written consent.

     Other than in the United States, no action has been taken by the Company, the Selling Stockholders or the Underwriters that would permit a public offering of the shares of Common Stock offered hereby in any jurisdiction where action for that purpose is required. The shares of Common Stock offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of Common Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering of the Common Stock and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

     The Underwriters and dealers may engage in passive market making transactions in the Common Stock in accordance with Rule 103 of Regulation M promulgated by the Commission. In general, a passive market maker may not bid for or purchase shares of Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Common Stock during a specified two month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Common Stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

     In connection with the offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot the offering, creating a syndicate short position. The Underwriters may bid for and purchase shares of Common Stock in the open market to cover such syndicate short position or to stabilize the price of the Common Stock. These activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

     The validity of shares of the Common Stock offered hereby will be passed upon for the Company by Akerman, Senterfitt & Eidson, P.A., Miami, Florida. Certain matters will be passed upon for the Underwriters by Hogan & Hartson L.L.P., Washington, D.C. Certain attorneys at Akerman, Senterfitt & Eidson, P.A. own shares of the Common Stock.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The financial statements of Companion Technologies of Texas as of December 31, 1997 and 1996, and for the years ended December 31, 1997 and 1996, and the financial statements of Companion Technologies of Florida, Inc. as of December 31, 1997 and 1996, and for the years ended December 31, 1997 and 1996, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices located at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                               PAGE
                                                              -------
Report of Independent Accountants...........................    F-2
Consolidated Balance Sheets as of December 31, 1997 and
  1996......................................................    F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1997, 1996 and 1995..........................    F-4
Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 1997, 1996 and 1995..............    F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1996 and 1995..........................    F-6
Notes to the Consolidated Financial Statements..............    F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Medical Manager Corporation

     We have audited the consolidated financial statements of Medical Manager Corporation listed in the index on page F-1. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Medical Manager Corporation as of December 31, 1997 and 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                                        COOPERS & LYBRAND L.L.P.

Tampa, Florida
February 6, 1998, except for certain information contained in Note 13 for which the date is February 28, 1998

                          MEDICAL MANAGER CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1997 AND 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              AT DECEMBER 31,
                                                              ----------------
                                                               1997      1996
                                                              -------   ------
                                    ASSETS
CURRENT ASSETS
     Cash and cash equivalents..............................  $ 6,410   $2,693
     Investments............................................        0      202
     Accounts receivable, net of allowance of $955 and $150,
      respectively..........................................   16,230    4,034
     Inventory..............................................    1,677      105
     Prepaid expenses and other current assets..............    2,449      196
     Deferred income taxes..................................      727        0
                                                              -------   ------
          Total current assets..............................   27,493    7,230
PROPERTY AND EQUIPMENT, net.................................    4,158    1,403
GOODWILL AND OTHER INTANGIBLES, net.........................   23,775        0
OTHER ASSETS................................................      117      326
                                                              -------   ------
          Total assets......................................  $55,543   $8,959
                                                              =======   ======
                     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
     Notes payable..........................................  $ 3,400   $1,303
     Accounts payable and accrued liabilities...............    6,036    2,665
     Customer deposits and deferred maintenance revenue.....    5,897    3,285
     Income taxes payable...................................      617       12
                                                              -------   ------
          Total current liabilities.........................   15,950    7,265
LONG-TERM OBLIGATIONS, net of current maturities............    4,037      705
DUE TO AFFILIATE............................................        0      117
                                                              -------   ------
          Total liabilities.................................   19,987    8,087
                                                              -------   ------
Commitments and contingencies (Notes 4, 5 and 13)
STOCKHOLDERS' EQUITY
     Preferred stock, 500,000 shares authorized, none issued
      and outstanding
     Common stock, $.01 par value, 50,000,000 shares
      authorized............................................      197       80
     Additional paid-in capital.............................   28,312      121
     Retained earnings......................................    7,047      671
                                                              -------   ------
          Total stockholders' equity........................   35,556      872
                                                              -------   ------
          Total liabilities and stockholders' equity........  $55,543   $8,959
                                                              =======   ======

        See Accompanying Notes to the Consolidated Financial Statements.

                          MEDICAL MANAGER CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               YEARS ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1997      1996      1995
Revenue
     Systems................................................  $47,693   $22,464   $18,824
     Maintenance and other..................................   30,434    10,488     9,033
                                                              -------   -------   -------
          Total revenue.....................................   78,127    32,952    27,857
                                                              -------   -------   -------
Cost of revenue
     Systems................................................   20,054     9,493     8,761
     Maintenance and other..................................   16,779     5,464     3,983
                                                              -------   -------   -------
          Total costs of revenue............................   36,833    14,957    12,743
                                                              -------   -------   -------
               Gross margin.................................   41,294    17,995    15,114
                                                              -------   -------   -------
Operating expenses
     Selling, general and administrative....................   20,238     8,588     6,580
     Research and development...............................    3,170     2,672     2,048
     Depreciation and amortization..........................    1,543       502       557
                                                              -------   -------   -------
          Total operating expenses..........................   24,951    11,762     9,185
                                                              -------   -------   -------
               Income from operations.......................   16,343     6,233     5,929
Other income (expense)
     Interest expense.......................................     (168)     (111)     (170)
     Interest income........................................      604       116       137
     Other income (expense).................................      101      (570)      (17)
                                                              -------   -------   -------
Income before income taxes..................................   16,880     5,668     5,879
Income taxes................................................    5,657         6         6
                                                              -------   -------   -------
     Net income.............................................  $11,223   $ 5,662   $ 5,873
                                                              =======   =======   =======
Basic earnings per share (Note 8)...........................  $  0.58
                                                              =======
Diluted earnings per share (Note 8).........................  $  0.56
                                                              =======

        See Accompanying Notes to the Consolidated Financial Statements.

                          MEDICAL MANAGER CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                          COMMON STOCK     ADDITIONAL    UNREALIZED
                                         ---------------    PAID IN      GAIN (LOSS)    RETAINED
                                         SHARES   AMOUNT    CAPITAL     ON INVESTMENT   EARNINGS    TOTAL
Balance January 1, 1995, as restated...   8,015    $ 80     $   121         $(95)       $ 2,980    $ 3,086
     Dividends.........................                                                  (5,354)    (5,354)
     Net income........................                                                   5,873      5,873
     Change in unrealized (loss) on
          investments..................                                       97              0         97
                                         ------    ----     -------         ----        -------    -------
Balance December 31, 1995..............   8,015      80         121            2          3,499      3,702
     Dividends.........................                                                  (8,490)    (8,490)
     Net income........................                                                   5,662      5,662
     Change in unrealized gain on
          investment...................                                       (2)                       (2)
                                         ------    ----     -------         ----        -------    -------
Balance December 31, 1996..............   8,015      80         121            0            671        872
     Dividends.........................                                                  (4,802)    (4,802)
     Issuance of Common Stock at the
          IPO, net.....................   6,000      60      58,170                                 58,230
     Mergers:
          Payments to MMR&D
            stockholder................                     (35,062)                               (35,062)
          Issuance of Common Stock and
               payment to other
               Founding Companies'
               stockholders, net.......   5,335      53      (1,609)                                (1,556)
     Acquisitions:
          Issuance of Common Stock for
               acquisitions of
               Purchased Companies.....     380       4       6,521                                  6,525
          Contributions from former
               stockholders............                          45                         (45)         0
     Stock options exercised...........      11       0         126                                    126
     Net income........................                                                  11,223     11,223
                                         ------    ----     -------         ----        -------    -------
Balance December 31, 1997..............  19,741    $197     $28,312         $  0        $ 7,047    $35,556
                                         ======    ====     =======         ====        =======    =======

        See Accompanying Notes to the Consolidated Financial Statements.

                          MEDICAL MANAGER CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                YEARS ENDED DECEMBER 31,
                                                              ----------------------------
                                                                1997      1996      1995
Cash flows from operating activities:
     Net income.............................................  $ 11,223   $ 5,662   $ 5,873
     Adjustments to reconcile net income to net cash
       provided by
       (used in) operating activities:
     Depreciation and amortization..........................     1,543       502       557
     Allowance for doubtful accounts........................       144        23        45
     Deferred income taxes..................................      (615)       (8)       (2)
     Loss on sale of property and equipment.................         0         1         3
     Loss on impaired asset.................................         0       532         0
     Realized gain on marketable securities.................       (52)        0        (2)
     Changes in assets and liabilities, net of effects from
       acquisitions
     Accounts receivable....................................    (6,344)   (1,133)     (128)
     Inventory..............................................      (322)      (51)       (4)
     Prepaid expenses and other assets......................      (899)     (281)     (115)
     Accounts payable and accrued liabilities...............    (2,966)      562       160
     Customer deposits and deferred maintenance revenue.....    (3,011)    1,579        99
     Income taxes payable...................................       345         8         2
                                                              --------   -------   -------
          Net cash provided by (used in) operating
            activities......................................      (954)    7,396     6,488
                                                              --------   -------   -------
Cash flow from investing activities:
     Purchases of investments...............................         0       (51)     (248)
     Proceeds from sale of investments......................       254       100       263
     Purchases of property and equipment....................    (1,216)     (571)   (1,495)
     Proceeds from sale of property and equipment...........        28        26        43
     Payments for acquisitions made, net of cash acquired...   (13,189)        0         0
                                                              --------   -------   -------
          Net cash used in investing activities.............   (14,123)     (496)   (1,437)
                                                              --------   -------   -------
Cash flow from financing activities:
     Proceeds from the issuance of notes payable............       312       142       323
     Payments of notes payable..............................    (7,442)     (210)     (292)
     Due to affiliates......................................     4,998        17         0
     Net proceeds from the issuance of Common Stock.........    58,357         0         0
     Payments made to stockholder of MMR&D..................   (35,062)        0         0
     Dividends..............................................    (2,369)   (5,779)   (5,355)
                                                              --------   -------   -------
          Net cash provided by (used in) financing
            activities......................................    18,794    (5,830)   (5,324)
                                                              --------   -------   -------
          Net change in cash and cash equivalents...........     3,717     1,070      (273)
                                                              --------   -------   -------
Cash and cash equivalents:
     Beginning of period....................................     2,693     1,623     1,896
                                                              --------   -------   -------
     End of period..........................................  $  6,410   $ 2,693   $ 1,623
                                                              ========   =======   =======
Supplemental Cash Flow Data:
     Non-cash dividends.....................................  $  2,416   $ 2,709   $     0
     Cash paid for interest.................................  $    155   $   123   $   125
     Cash paid for taxes....................................  $  5,705   $    14   $    19

        See Accompanying Notes to the Consolidated Financial Statements.

                          MEDICAL MANAGER CORPORATION

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.   ORGANIZATION AND BASIS OF PRESENTATION

     Medical Manager Corporation ("MMC") was founded on July 10, 1996 to bring together the research and development, sales, marketing and support resources for The Medical Manager software, a leading physician practice management system for independent physicians, physician groups, management service organizations ("MSOs"), Physician Practice Management companies ("PPMs"), independent practice associations ("IPAs"), managed care organizations and other providers of health care services in the United States. On February 4, 1997 MMC acquired ("the Mergers") simultaneously with the closing of its initial public offering of common stock ("the IPO") five companies (the "Founding Companies"): Medical Manager Research & Development, Inc. (formerly Personalized Programming, Inc.) ("MMR&D"), Medical Manager Sales & Marketing, Inc. (formerly Systems Plus, Inc.) ("MMS&M"), Medical Manager Southeast, Inc. (formerly National Medical Systems, Inc.) ("MMSE"), Medical Manager Northeast, Inc. (formerly RTI Business Systems, Inc.) ("MMNE") and Medical Manager Midwest, Inc. (formerly Systems Management, Inc.) ("MMMW"). All outstanding shares of the Founding Companies' capital stock were converted into shares of MMC Common Stock concurrently with the consummation of the IPO. The aggregate consideration paid by MMC for the Founding Companies was approximately $46.9 million in cash and 11.7 million shares of Common Stock of MMC for an aggregate value of $175.7 million. The acquisitions were accounted for as a combination of the Founding Companies at historical cost for accounting purposes. MMR&D is identified as the acquirer for financial statement presentation purposes and is presented on a combined basis with MMC from July 10, 1996. MMC conducted no significant operations and generated no revenue prior to the closing of the IPO.

     Subsequent to the consummation of the IPO, MMC and the Founding Companies executed and closed agreements to acquire the following resellers of The Medical Manager software (the "Acquired Companies"): (i) The Computer Clinic, Inc. and its affiliates ("Computer Clinic") based in Valhalla, New York; (ii) Adaptive Health Systems of Washington, Inc. ("Adaptive Health") based in Federal Way, Washington; (iii) LSM Computing, Inc. ("LSM") based in Somerville, New Jersey;
(iv) Specialized Systems, Inc. ("SSI") based in Van Nuys, California; (v) Treister-Thorne, Inc. d/b/a Advanced Medical Management, Inc. ("AMM") based in Houston, Texas; (vi) UNICO, Inc. ("UNICO") based in Evansville, Indiana; (vii) Medysis, Inc. based in Fort Wayne, Indiana; (viii) Computers for Medicine Corporation and Carecom, Inc. ("C4M") based in Englewood, Colorado; (ix) Unisource Systems, Inc. ("Unisource") based in Corpus Christi, Texas; and (x) CompRx Systems Corporation ("CompRx") based in Hauppauge, New York. All of the acquisitions of the Acquired Companies closed during the year ended December 31, 1997 and were accounted for using the pooling of interests method of accounting. The aggregate consideration paid for the Acquired Companies consisted of 1,644,836 shares of Common Stock.

     Also subsequent to the consummation of the IPO, MMC and the Founding Companies executed and closed definitive agreements to acquire substantially all of the assets or all of the outstanding equity securities of the following resellers of The Medical Manager software (the "Purchased Companies"): (i) Artemis, Inc. based in Indianapolis, Indiana, on July 30, 1997; (ii) Boston Computer Systems, Inc. based in Norwood, Massachusetts, on August 6, 1997; (iii) Package Computer Systems, Inc. d/b/a PAC-COMP based in Sterling Heights, Michigan, on August 1, 1997; (iv) Matrix Computer Consultants, Inc. based in Norman, Oklahoma, on September 5, 1997; (v) Professional Management Systems, Inc. based in St. Charles, Illinois, on September 10, 1997; (vi) AMSC, Inc. based in Orlando, Florida, together with its wholly-owned subsidiary, AMSC Midwest, Inc. based in Topeka, Kansas, on September 11, 1997; (vii) Data Concepts, Inc. based in Boise, Idaho, on October 30, 1997; (viii) Medical Systems Consultants, Inc. based in Boise, Idaho, on October 30, 1997; (ix) Advanced Practice Management, Inc. based in San Diego, California, on November 10, 1997; (x) Medico Support Services, Inc. based in Salem, Oregon, on November 18, 1997; (xi) Companion Technologies of Florida, Inc. based in Tampa, Florida, on December 31, 1997; and (xii) Companion Technologies of Texas based in Arlington, Texas, on December 31, 1997. All of the acquisitions of the Purchased Companies were accounted for using the purchase method of accounting. The

                          MEDICAL MANAGER CORPORATION
aggregate consideration paid for the Purchased Companies was 380,230 shares of Common Stock and $4,265,866 in cash and the issuance of $6,000,000 in debt.

     MMC, the Founding Companies, the Acquired Companies, and the Purchased Companies are referred to collectively as the Company.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation. The accompanying financial statements have been presented on a consolidated basis for the year ended December 31, 1997. The consolidated financial statements include MMC and its wholly owned subsidiaries. All significant intercompany balances and intercompany transactions have been eliminated in consolidation. The accompanying consolidated financial statements include MMC, MMR&D and the Acquired Companies through February 4, 1997, the date of MMC's acquisition of the Founding Companies, after which the historical financial statements reflect the results of MMC, MMR&D, the Acquired Companies, and the other Founding Companies. The results of the Purchased Companies are reflected as of their respective acquisition dates.

     The accompanying financial statements have been presented on a consolidated basis for the years ended December 31, 1996 and 1995. The financial statements of MMR&D have been presented on a consolidated basis with those of MMC from July 10, 1996 and with those of the Acquired Companies from January 1, 1995. As discussed in Note 1, following the close of business of February 4, 1997, MMR&D merged into a subsidiary of MMC upon consummation of the initial public offering of the common stock of MMC. MMR&D is identified as the accounting acquirer. Subsequent to the Offering, the Acquired Companies which were accounted for under the pooling of interests method of accounting. The accompanying consolidated financial statements have been adjusted retroactively to show the effect of the recapitalization and the acquisition of the Acquired Companies as if they had occurred on January 1, 1995.

     Revenue Recognition. Revenue from software licenses is recognized upon sale and shipment. Revenue from the sale of systems is recognized when the system has been installed and when the related client training has been completed. Amounts billed in advance of installation and pending completion of remaining significant obligations are deferred. Revenue from support and maintenance contracts is recognized as the services are performed ratably over the contract period, which typically does not exceed one year. Revenue from other services is recognized as they are provided. Certain expenses are allocated between the cost of sales for systems and sales of maintenance and other based upon revenue, which basis management believes to be reasonable.

     Goodwill and Other Intangibles. Goodwill and other intangibles consist of covenants not to compete and goodwill arising from business acquisitions, detailed as follows (in thousands):

Goodwill arising from business acquisitions...............   $24,523
Covenants not to compete..................................       227
                                                             -------
Total gross goodwill and other intangibles................    24,750
Accumulated amortization..................................       975
                                                             -------
Total net goodwill and other intangibles..................   $23,775
                                                             =======

     The covenants not to compete are being amortized over a period of two years and the goodwill arising from business acquisitions is being amortized over a twenty year period.

     Property and Equipment. Property and equipment are stated at cost. Additions and major renewals are capitalized. Repairs and maintenance are charged to expense as incurred. Upon disposal, the related cost and accumulated depreciation are removed from the accounts, with the resulting gain or loss included in income.

                          MEDICAL MANAGER CORPORATION

Depreciation is provided principally on accelerated methods over the estimated useful lives of the assets. Amortization of leasehold improvements is provided for over the shorter of the estimated service life of the leased asset or the lease term using the straight-line method.

     Inventory. Inventory primarily consists of peripheral computer equipment. Inventory cost is accounted for on the first-in, first-out basis and reported at the lower of cost or market.

     Research and Development. Software development costs are included in research and development and are expensed as incurred. SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, requires the capitalization of certain software development costs once technological feasibility is established. The capitalized cost is then amortized over the estimated product life. To date, the period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant.

     Cash and Cash Equivalents. The Company considers all highly liquid investments with maturity dates of three months or less when purchased to be cash equivalents.

     Income Taxes. The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years differences between the tax basis of assets and liabilities and their financial reported amounts at each year end based on enacted laws and statutory rates applicable to the periods in which differences are expected to affect taxable income. A valuation allowance is provided against the future benefits of deferred tax assets if it is determined that it is more likely than not that the future tax benefits associated with the deferred tax asset will not be realized. See Note 12.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates; however, management does not believe these differences would have a material effect on operating results.

     Asset Impairment. SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed Of, effective for years beginning after December 15, 1995, requires that long-lived assets and certain intangibles to be held and used by the Company be reviewed for impairment. The Company periodically assesses whether there has been a permanent impairment of its long-lived assets, in accordance with SFAS No. 121. No write-down of assets due to impairment was required in the year ended December 31,1997. Approximately $500,000 of goodwill recorded by one of the Acquired Companies, prior to their acquisition by the Company, was written off in the year ended December 31, 1996.

     New Accounting Pronouncements. SFAS No. 128, Earnings per Share, is effective for fiscal years ending after December 15, 1997. This Statement establishes standards for computing and presenting earnings per share (EPS). The provisions of this pronouncement have been reflected in accompanying financial statements. Annual earnings per share has not previously been reported; however, 1997 quarterly information has been restated to comply with SFAS No. 128. Historical earnings per share calculations for the years ended December 31, 1996 and 1995 have not been presented because it is not considered meaningful as a result of the exclusion of the Founding Companies as discussed in Note 2.

     SFAS No. 130, Reporting Comprehensive Income, is effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purposes financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

                          MEDICAL MANAGER CORPORATION

The Company has addressed the requirements of SFAS No. 130 and no material impact on the financial statements is expected.

     SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, effective for fiscal years beginning after December 15, 1997, establishes standards for reporting information about operating segments in annual financial statements and interim financial reports issued to shareholders. Generally, certain financial information is required to be reported on the basis that is used internally for evaluating performance of and allocation of resources to operating segments. The Company has not yet determined to what extent the standard will impact its current practice of reporting operating segment information.

     SOP 97-2, Software Revenue Recognition, is effective for fiscal years beginning after December 15, 1997. This Statement provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions and establishes certain criteria for revenue recognition. The Company is currently assessing the impact that the revenue recognition criteria stated in this pronouncement will have on the financial statements.

     Reclassifications. Certain prior year amounts have been reclassified to conform with 1997 presentations. These reclassifications had no impact on net income or stockholders' equity.

     Concentration of Credit Risk. The Company's credit concentrations are limited due to the wide variety of customers in the health care industry and the geographic areas into which the Company's systems and services are sold.

     Non-cash Transactions. Non-cash transactions during the year included the purchase of approximately $23.7 million of assets of the other Founding Companies and the Purchased Companies through the assumption of liabilities and the issuance of Common Stock.

3.   PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1997 and 1996 consisted of the following (in thousands):

                                                                     1997      1996
    Land and improvements.......................................    $   10    $   10
    Buildings...................................................       310       310
    Furniture and fixtures......................................     1,954       892
    Office equipment and computers..............................     4,317     1,276
    Vehicles....................................................       751       222
    Leasehold improvements......................................       289        23
    Other.......................................................       160         0
                                                                    ------    ------
                                                                     7,791     2,733
    Less accumulated depreciation...............................    (3,633)   (1,330)
                                                                    ------    ------
    Net property and equipment..................................    $4,158    $1,403
                                                                    ======    ======

     Depreciation expense was approximately $1.0 million, $449,000 and $537,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

                          MEDICAL MANAGER CORPORATION

4.   NOTES PAYABLE

     Notes payable at December 31, 1997 and 1996 consisted of the following (in thousands):

                                                                     1997      1996
    Note payable, stockholder(1)
         Interest: 5.8%.........................................    $  693    $    0
    Notes payable, stockholders
         Interest: various between 9% and 11%...................        22        91
    Note payable, bank(2)
         Interest: 1% above prime (9.75% at December 31,
          1996).................................................         0       459
    Notes payable, vehicles
         Interest: various between 8.15% and 8.25%..............         0        81
    Notes payable, other
         Interest: various between 6.6% and 10%.................         0       492
    Notes payable, remainder of purchase price for acquisitions
         Interest: 5.5% -- 8.25%(3).............................     6,294         0
    Promissory notes, stockholders
         Interest: various between 10% and 15%..................         0        13
    Promissory note, ($250,000 note)(4)
         Interest: 18%..........................................       250       250
    Lines of credit(5)
         Interest: various between 10% and 3% above prime
         (11.25% at December 31, 1996)..........................         0       170
    Line of credit (2)
         Interest: 10.5%........................................        59        26
    Mortgages payable
         Interest: various between 8.625% and 2% above prime
         (10.25% at December 31, 1996)..........................         0       255
    Non-compete agreements
         Due: various monthly amounts through 1998..............        34         0
    Obligations under capital leases............................        85       171
                                                                    ------    ------
    Total debt..................................................     7,437     2,008
    Less current maturities.....................................     3,400     1,303
                                                                    ------    ------
    Total long-term debt........................................    $4,037    $  705
                                                                    ======    ======

------------------------------

(1) Upon consummation of the IPO, MMR&D elected to terminate its S Corporation status. The "Notes payable, stockholder" represents amounts due to the sole stockholder of MMR&D for dividends equal to the estimated balance in the S Corporation's Accumulated Adjustment Account as of February 4, 1997 and is payable on demand.

(2) Balance was paid in full in January 1998 and has been classified as current maturities of long-term debt. The line of credit was closed in January 1998.

(3) The Notes payable for the remainder of the purchase price for acquisitions are due as follows: $231,000 due March 23, 1998; $2,000,000 due June 30, 1998; $25,000 due November 10, 1998; $37,500 due November 17, 1998;
    $2,000,000 due January 15, 1999; and $2,000,000 due January 15, 2000.

(4) On August 10, 1994, one of the Acquired Companies entered into a note payable in the amount of $250,000. The note was issued in connection with the Acquired Company's purchase of certain assets of Solutions Plus, Inc. The note is payable in 48 monthly installments, beginning September, 1994. Payment of this note is in dispute. The Company has not made payments according to its terms; accordingly, the Company may be considered to be in default. As a result of the potential default, the entire principal amount, plus accrued interest of $99,900, has been recorded as a current liability.

(5) These lines of credit were closed during the year ended December 31, 1997.

                          MEDICAL MANAGER CORPORATION

     Future minimum payments under debt obligations, excluding capital lease obligations, during the years subsequent to December 31, 1997 are as follows (in thousands):

    1998........................................................    $3,352
    1999........................................................     2,000
    2000........................................................     2,000
                                                                    ------
    Total.......................................................     7,352
    Less current maturities.....................................     3,352
                                                                    ------
    Total.......................................................    $4,000
                                                                    ======

     Future minimum payments under capital lease obligations during the years subsequent to December 31, 1997 are as follows (in thousands):

    1998........................................................    $51
    1999........................................................     34
    2000........................................................      8
                                                                    ---
    Total.......................................................     93
    Less amount representing interest...........................      8
                                                                    ---
    Present value of future minimum lease payments..............     85
    Less current maturities.....................................     48
                                                                    ---
    Total.......................................................    $37
                                                                    ===

     The carrying amount of all debt obligations approximates fair market value because of the short maturity of these instruments.

5.   COMMITMENTS AND CONTINGENCIES

     The Company leases its office facilities and certain equipment under operating leases having terms ranging from one to five years.

     Future minimum rental commitments under noncancellable operating leases are approximately as follows (in thousands):

    1998........................................................    $2,200
    1999........................................................     1,500
    2000........................................................     1,000
    2001........................................................       600
    2002........................................................        60
                                                                    ------
    Total.......................................................    $5,360
                                                                    ======

     Rent expense was approximately $1.9 million, $841,000 and $511,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

     MMR&D and MMMW lease certain facilities under operating leases from entities owned by certain stockholders. The leases expire between the years 1999 and 2001. The MMR&D lease provides for two options to renew for one year each and the MMMW lease provides for three options to renew for five years each. Rent paid to the stockholders for these leases was $423,000, $254,000 and $0 for the years ended December 31, 1997, 1996 and 1995, respectively.

                          MEDICAL MANAGER CORPORATION

6.   SUMMARY FINANCIAL DATA OF THE ACQUISITIONS

     The acquisitions of the Acquired Companies discussed in Note 1 have been accounted for as pooling of interests, and accordingly, the consolidated financial statements for the periods presented have been restated to include the Acquired Companies. The Acquired Companies generated revenues of $12,818,000 for the period of January 1, 1997 through their respective acquisition dates and revenues of $22,387,000 and $16,838,000 for the years ended December 31, 1996 and 1995, respectively. Net income of the Acquired Companies was $199,000 for the period of January 1, 1997 through their respective acquisition dates and $111,000 for the year ended December 31, 1996. The Acquired Companies had a net loss of $73,000 for the year ended December 31, 1995. Changes in the Acquired Companies' stockholders' equity for the period of January 1, 1997 though their respective acquisition dates were $790,000. Changes in the Acquired Companies' stockholders' equity for the year ended December 31, 1996 were $890,000. Changes in the Acquired Companies' stockholders' equity for the year ended December 31, 1995 were $248,000.

     The acquisitions of the Purchased Companies discussed in Note 1 were accounted for using the purchase method of accounting, and accordingly the consolidated financial statements reflect the results of operations for the Purchased Companies only since their respective dates of acquisition. Pro forma revenues, net income and earnings per share of the Company are presented below (in thousands, except per share data) as though the acquisitions of Companion Technologies of Florida, Inc., Companion Technologies of Texas, AMSC, Inc. and AMSC Midwest, Inc. had occurred as of January 1, 1996. The remainder of the Purchased Companies' revenues, net income, and earnings per share are not considered significant.

                                                                        PRO FORMA
                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                                    ------------------
                                                                     1997       1996
    Revenues....................................................    $92,692    $47,677
    Net income..................................................     10,473      5,889
    Basic earnings per share....................................      $0.54         --
    Diluted earnings per share..................................      $0.52         --

7.   STOCKHOLDERS' EQUITY

     At December 31, 1997, the Company had two stock option plans as described below:

  1996 LONG-TERM INCENTIVE PLAN

     In September 1996, the Company adopted the 1996 Long-Term Incentive Plan (the "Incentive Plan") under which the Compensation Committee has discretion to grant one or more of the following awards to executive officers, key employees, consultants and other service providers: (i) incentive stock options, (ii) nonqualified stock options, (iii) stock appreciation rights, (iv) restricted or deferred stock (v) dividend equivalents, (vi) bonus shares and awards in lieu of the Company's obligations to pay cash compensation, and (vii) other awards the value of which is based in whole or in part upon the value of the Common Stock. Upon a change of control of the Company (as defined in the Incentive Plan), certain conditions and restrictions relating to an award with respect to the ability to exercise or settle such award will be accelerated.

     The maximum number of shares of Common Stock that may be subject to outstanding awards under the Incentive Plan may not exceed the greater of 2,000,000 shares or 10% of the aggregate number of shares of Common Stock outstanding. The number of shares deliverable upon exercise of incentive stock options is limited to 500,000, and the number of shares deliverable as non-performance based restricted stock and deferred stock, is limited to 500,000.

                          MEDICAL MANAGER CORPORATION

     Information regarding the stock option component of the Incentive Plan is summarized below:

                                                                                WEIGHTED AVERAGE
                                                                                    EXERCISE
                                                                    NUMBER         PRICE PER
                                                                   OF SHARES         SHARE
    Balance, January 1, 1997...................................           --             --
    Granted....................................................    1,753,100        $11.238
    Exercised..................................................      (11,525)        11.000
    Forfeited..................................................      (84,413)        11.120
                                                                   ---------
    Balance, December 31, 1997.................................    1,657,162        $11.245
                                                                   =========

     The following table summarizes information about stock options outstanding at December 31, 1997:

                 NUMBER OF       WEIGHTED AVERAGE       NUMBER OF
  EXERCISE    OUTSTANDING AT        REMAINING        EXERCISABLE AT      WEIGHTED AVERAGE
   PRICES    DECEMBER 31, 1997   CONTRACTUAL LIFE   DECEMBER 31, 1997     EXERCISE PRICE
  $ 8.875           10,000              10                 2,500             $ 8.875
   11.000        1,575,850              10               393,963              11.000
   17.000           71,312              10                    --              17.000

     With the exception of 10,000 options, all of the 1,657,162 options which were outstanding as of December 31, 1997, have a vesting schedule providing for 25% vesting at 6 months, 18 months, 30 months, and 42 months after the grant date. There are a total of 10,000 options which vest fully on April 30, 1998. All options expire 10 years after the date of grant. As of December 31, 1997, 396,463 options granted under the Incentive Plan were exercisable with a weighted average exercise price of $10.99. No compensation expense related to the options has been recorded as the options were granted at an exercise price equal to or greater than the fair market value of the Common Stock on the date of grant.

     A total of 50,000 shares of restricted stock awards were issued under the Incentive Plan. Compensation expense equal to the fair value of the Common Stock on the date of grant ($8.375) is being recognized over a five year vesting period of these stock awards. A total of $49,000 was recognized during the year ended December 31, 1997.

  AMENDED AND RESTATED 1996 NON-EMPLOYEE DIRECTORS' STOCK PLAN

     In September 1996, the Company adopted the Amended and Restated 1996 Non-Employee Directors' Stock Plan (the "Directors' Plan") which provides for the automatic grant to each non-employee director an initial option to purchase 10,000 shares upon such person's initial election as a director. In addition, the Directors' Plan provides for an automatic annual grant to each non-employee director of an option to purchase 5,000 shares at each annual meeting of stockholders; provided, however, that a director will not be granted an annual option if he or she was granted an initial option during the preceding three months, later amended to sixty days. This plan also provides that each non-employee director may elect to receive 2,000 stock options in each calendar year in lieu of an annual cash fee and other cash payments for attending board meetings. A total of 250,000 shares are reserved for issuance under the Directors' Plan. The exercise price of options granted under the Directors' Plan may be no less than the fair market value of the Common Stock on the date of grant, and accordingly, no compensation expense has been recorded in connection with the stock options granted.

                          MEDICAL MANAGER CORPORATION

     Information regarding the Directors' Plan is summarized below:

                                                                                 WEIGHTED AVERAGE
                                                                     NUMBER       EXERCISE PRICE
                                                                    OF SHARES       PER SHARE
    Balance, January 1, 1997....................................         --               --
    Granted.....................................................     51,000          $12.250
                                                                     ------          -------
    Balance, December 31, 1997..................................     51,000          $12.250
                                                                     ======          =======

     All options under the Directors' Plan vest one year after the date of grant and expire 10 years after the date of grant. The exercise price of the options outstanding under this plan range from $8.875 to $17.25. As of December 31, 1997, no options granted under the Directors' Plan were exercisable.

  FINANCIAL ACCOUNTING STANDARD NO. 123, "ACCOUNTING FOR STOCK BASED
COMPENSATION"

     In October 1995, the Financial Accounting Standards Board issued Financial Accounting Standard No. 123, Accounting for Stock Based Compensation ("FAS 123") which was effective for fiscal years beginning after December 15, 1995. As permitted by FAS 123, the Company has elected to account for its stock based plans under APB No. 25, Accounting for Stock Issued to Employees.

     If the Company had elected to recognize compensation expense for stock options based on the fair value at grant date, consistent with the method prescribed in FAS 123, net income and earnings per share would have been reduced to the pro forma amounts shown below (in thousands, except per share data):


    Net income
         As reported............................................   $11,223
         Pro forma..............................................     8,136
    Basic earnings per share
         As reported............................................     $0.58
         Pro forma..............................................      0.42
    Diluted earnings per share
         As reported............................................     $0.56
         Pro forma..............................................      0.40

     There were no options outstanding as of December 31, 1996, thus pro forma information is not provided for the year ended December 31, 1996.

     The pro forma amounts were determined using the Black-Scholes Valuation Model with the following key assumptions: (i) a volatility factor initially based on the Company's average trading price since the IPO, as well as the average trading stock price of comparable companies over the previous five years; (ii) no dividend yield; (iii) a discount rate equal to the rate available on U.S. Treasury Strip (zero-coupon) bond on the grant date, and (iv) an average expected option life of four years for directors' options and five years for employees' options.

                          MEDICAL MANAGER CORPORATION

8.   EARNINGS PER SHARE

     Basic and diluted earnings per share for the year ended December 31, 1997 are calculated as set forth below (in thousands, except per share data):


    Net income..................................................   $11,223
                                                                   =======
    BASIC EARNINGS PER SHARE:
         Weighted average shares outstanding....................    19,490
                                                                   -------
         Basic shares...........................................   $19,490
                                                                   =======
         Basic earnings per share...............................   $  0.58
                                                                   =======
    DILUTED EARNINGS PER SHARE:
         Weighted average shares outstanding....................    19,490
         Effect of dilutive shares:
              Stock options.....................................       664
              Stock awards......................................        15
                                                                   -------
         Diluted shares.........................................    20,169
                                                                   =======
         Diluted earnings per share.............................   $  0.56
                                                                   =======

9.   EMPLOYEE BENEFIT PLAN

     The Company began a qualified 401(k) savings plan (the "Plan") covering all employees meeting certain eligibility requirements on July 1, 1997. The Plan permits each participant to reduce his or her taxable compensation basis by up to 15% and have the amount of such reduction contributed to the Plan. The Company makes a matching contribution of 15% of the first 6% of the compensation deferred by each participant. Salary reduction contributions are immediately vested in full; matching contributions vest 20% per year over a five year period. During the year ended December 31, 1997, the Company made contributions of $69,000.

                          MEDICAL MANAGER CORPORATION

10. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Summarized quarterly financial data for the years ended December 31, 1997 and 1996 is as follows (in thousands, except per share data):

                                          QUARTER ENDED   QUARTER ENDED   QUARTER ENDED   QUARTER ENDED
                                            MARCH 31,       JUNE 30,      SEPTEMBER 30,   DECEMBER 31,
 FOR THE YEAR ENDED DECEMBER 31, 1997         1997            1997            1997            1997
REVENUE
     As reported.......................      $ 9,997         $15,967         $19,864         $23,812
     Effect of acquisitions treated as
       poolings of interests completed
       subsequent to quarter end.......        5,151           2,930             406              --
     As adjusted.......................       15,148          18,897          20,270          23,812
GROSS MARGIN
     As reported.......................      $ 6,357         $ 9,330         $10,709         $11,990
     Effect of acquisitions treated as
       poolings of interests completed
       subsequent to quarter end.......        1,895           1,068             (55)             --
     As adjusted.......................        8,252          10,398          10,654          11,990
NET INCOME
     As reported.......................      $ 2,550         $ 2,608         $ 2,858         $ 3,299
     Effect of acquisitions treated as
       poolings of interests completed
       subsequent to quarter end.......          283            (117)           (258)             --
     As adjusted.......................        2,833           2,491           2,600           3,299
BASIC EARNINGS PER SHARE...............      $  0.15         $  0.13         $  0.13         $  0.17
DILUTED EARNINGS PER SHARE.............      $  0.14         $  0.13         $  0.13         $  0.16

                                          QUARTER ENDED   QUARTER ENDED   QUARTER ENDED   QUARTER ENDED
                                            MARCH 31,       JUNE 30,      SEPTEMBER 30,   DECEMBER 31,
 FOR THE YEAR ENDED DECEMBER 31, 1996         1996            1996            1996            1996
REVENUE
     As reported.......................      $2,952          $5,408          $7,485          $8,765
     Effect of acquisitions treated as
       poolings of interests completed
       subsequent to quarter end.......       4,680           2,924             738              --
     As adjusted.......................       7,632           8,332           8,223           8,765
GROSS MARGIN
     As reported.......................      $2,521          $3,648          $4,125          $4,889
     Effect of acquisitions treated as
       poolings of interests completed
       subsequent to quarter end.......       1,605             987             220              --
     As adjusted.......................       4,126           4,635           4,345           4,889
NET INCOME
     As reported.......................      $1,602          $1,887          $1,248          $  741
     Effect of acquisitions treated as
       poolings of interests completed
       subsequent to quarter end.......         160             (36)             60              --
     As adjusted.......................       1,762           1,851           1,308             741

                          MEDICAL MANAGER CORPORATION

11. INCOME TAXES

     The provision for income taxes consists of the following (in thousands):

                                                                 1997       1996       1995
    Current:
         Federal............................................   $  5,898   $      6   $      6
         State..............................................        843         --         --
                                                               --------   --------   --------
         Total..............................................      6,741          6          6
    Deferred:
         Federal............................................       (949)        --         --
         State..............................................       (135)        --         --
                                                               --------   --------   --------
         Total..............................................     (1,084)        --         --
                                                               --------   --------   --------
    Total...................................................   $  5,657   $      6   $      6
                                                               ========   ========   ========

     Upon the acquisition of MMR&D, Adaptive Health, LSM, SSI, UNICO, Computer Clinic, C4M, Medysis, Unisource, and CompRx (collectively, the "S Corporations"), the S Corporation status of these entities terminated. Accordingly, current and deferred income taxes reflecting the tax effects of temporary differences between the Company's financial statement tax bases of certain assets and liabilities became assets and liabilities of the Company. Accordingly, the above provision for 1997 income taxes includes a $650,000 nonrecurring benefit resulting from the termination of the S Corporation election and the corresponding required adoption of FAS 109.

     The significant components of deferred tax assets and liabilities as of December 31, 1997 are as follows (in thousands):


Accounts receivable........................................    $(570)
Deferred revenue...........................................      425
Accrued expenses...........................................      848
Other......................................................       24
                                                               -----
Total......................................................    $ 727
                                                               =====

     The following table accounts for the differences between the actual tax provision and amounts obtained by applying the statutory U.S. federal income rate of 35% to the income before income taxes (in thousands):

                                                                    1997      1996      1995
    Statutory tax provision at 35%.............................    $5,908    $1,984    $2,058
    State taxes, net of federal benefit........................       794        --        --
    S corporation income not subject to tax....................      (340)   (1,978)   (2,052)
    Change in valuation allowance..............................      (418)       --        --
    Termination of S corporation status........................      (650)       --        --
    Tax free income............................................      (180)       --        --
    Non-deductible expense and other...........................       543        --        --
                                                                   ------    ------    ------
    Total......................................................    $5,657    $    6    $    6
                                                                   ======    ======    ======

     In addition to the foregoing, a subsidiary of one of the Founding Companies has a net operating loss carry forward of $470,000. Due to certain federal and state separate return limitation issues, a 100% valuation allowance has been established. This net operating loss carry forward expires beginning in the year 2015.

                          MEDICAL MANAGER CORPORATION

12. UNAUDITED PRO FORMA INCOME TAX INFORMATION

     Prior to their acquisition, MMR&D, Adaptive Health, LSM, SSI, UNICO, Computer Clinic, C4M., Medysis, Unisource, and CompRx (collectively, the "S Corporations") were S corporations and, accordingly, the combined historical financial statements of MMC, MMR&D and the Acquired Companies did not reflect a provision for income taxes for the S Corporations, as income taxes were the responsibility of the S Corporations' individual stockholders. Effective with their acquisition, the S Corporations terminated their S corporation status. The following unaudited pro forma income tax information (in thousands), based on historical information, is presented in accordance with Statement of Financial Accounting Standards No. 109 as if the S Corporations had each been a C corporation subject to federal and state income taxes throughout the periods presented.

                                                                      FOR THE YEAR ENDED
                                                                         DECEMBER 31,
                                                                  ---------------------------
                                                                   1997      1996      1995
    Income before provision for income taxes...................   $16,880   $ 5,668   $ 5,879
    Provision for income taxes.................................    (6,364)   (2,182)   (2,263)
                                                                  -------   -------   -------
    Pro forma net income.......................................   $10,516   $ 3,486   $ 3,616
                                                                  =======   =======   =======

13. SUBSEQUENT EVENTS

     On January 14, 1998, the Company entered into a $10.0 million line of credit agreement with Barnett Bank of Tampa. The line of credit matures on May 31, 1999. The line of credit bears interest at Prime or LIBOR, at the election of the Company, plus an applicable margin, as defined in the agreement. This debt instrument is due on demand. The agreement contains customary events of default and a number of customary covenants including certain financial ratios and restrictions on dividends.

     Also subsequent to year-end, the Company executed and closed agreements to acquire the following resellers of The Medical Manager software: (i) Medical Practice Support Services, Inc., based in Pittsburgh, Pennsylvania; (ii) Health Care Management Solutions, Inc. d/b/a Healthcare Informatics, Inc., based in Springfield, Illinois; and (iii) Strategic Systems, Inc., based in Denver, Colorado. The acquisitions were accounted for using the pooling of interests method of accounting. The aggregate consideration paid was 130,509 shares. These acquisitions, in aggregate, had revenues of $5.8 million and net income of $400,000 for the year ended December 31, 1997. The acquisitions closed between February 20 and February 28, 1998.

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
Prospectus Summary......................   3
Risk Factors............................   6
Use of Proceeds.........................  11
Price Range of Common Stock.............  11
Dividend Policy.........................  11
Capitalization..........................  12
Selected Financial Data.................  13
Unaudited Pro Forma Consolidated
  Statement of Operations...............  14
Management's Discussion and Analysis of
  Financial condition and Results of
  Operations............................  16
Business................................  23
Management..............................  37
Principal and Selling Stockholders......  40
Description of Capital Stock............  41
Underwriting............................  44
Legal Matters...........................  46
Experts.................................  46
Available Information...................  46
Index to Financial Statements........... F-1

======================================================
                          ======================================================

                                2,500,000 SHARES

                       (MEDICAL MANAGER CORPORATION LOGO)

                                  COMMON STOCK
                             ----------------------
                                   PROSPECTUS
                             ----------------------
                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                           MORGAN STANLEY DEAN WITTER

                              SALOMON SMITH BARNEY

                        RAYMOND JAMES & ASSOCIATES, INC.
                                            , 1998

                          ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with the offering made hereby. All of such amounts (except the SEC Registration Fee) are estimated.

    SEC Registration Fee........................................   $ 25,000
    Printing and Engraving Costs................................    150,000
    Legal Fees and Expenses.....................................    200,000
    Accounting Fees and Expenses................................     30,000
    Miscellaneous...............................................     95,000
                                                                   --------
              Total.............................................   $500,000
                                                                   ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Amended and Restated Bylaws provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

     Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Article Seven of the Company's Certificate of Incorporation provides that the Company's directors will not be personally liable to the company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the DGCL, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which directors derive improper personal benefit.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 1        --   Form of Underwriting Agreement*
 2.1      --   Agreement and Plan of Reorganization, dated as of September
               30, 1996, by and among the Company, Personalized
               Programming, Inc., PPI Acquisition I Corp. and the
               Stockholder named therein (Incorporated by reference to
               Exhibit 2.1 to the Registrant's Registration Statement on
               Form S-1 (Registration No. 333-13101))
 2.2      --   Agreement and Plan of Reorganization, dated as of September
               30, 1996, by and among the Company, Systems Plus, Inc.,
               Systems Plus Distribution, Inc., SPI Acquisition I Corp.,
               SPDI Acquisition I Corp. and the Stockholder named therein
               (Incorporated by reference to Exhibit 2.2 to the
               Registrant's Registration Statement on Form S-1
               (Registration No. 333-13101))
 2.3      --   Agreement and Plan of Reorganization, dated as of September
               30, 1996, by and among the Company, National Medical
               Systems, Inc., NMS Acquisition I Corp. and the Stockholders
               named therein (Incorporated by reference to Exhibit 2.3 to the Registration Statement on Form S-1 (File No. 333-13101))
 2.4      --   Agreement and Plan of Reorganization, dated as of September
               30, 1996, by and among the Company, RTI Business Systems,
               Inc., RTI Acquisition I Corp. and the Stockholders named
               therein (Incorporated by reference to Exhibit 2.4 to the
               Registration Statement on Form S-1 (File No. 333-13101))
 2.5      --   Agreement and Plan of Reorganization, dated as of September
               30, 1996, by and among the Company, Systems Management,
               Inc., SMI Acquisition I Corp. and the Stockholders named
               therein (Incorporated by reference to Exhibit 2.5 to the
               Registration Statement on Form S-1 (File No. 333-13101))
 2.6      --   Stock for Asset Purchase Agreement dated July 17, 1997, by and among Medical Manager Northeast, Inc., a New York
               corporation; The Computer Clinic, Inc., a New York
               corporation; MedPlus of New York, Inc., a New York
               corporation; Command Solutions, Inc. d/b/a Great Lakes
               Medical Systems, an Ohio corporation; and Michael G.
               Sherman, a resident of the state of New York (Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K dated August 7, 1997)
 2.7      --   Asset Purchase Agreement dated as of September 10, 1997, by and among Medical Manager Midwest, Inc., Professional
               Management Systems, Inc. and the Stockholders named herein
               (Incorporated by reference to Exhibit 2.1 to the Company's
               Current Report on Form 8-K dated September 25, 1997)
 2.8      --   Purchase Agreement dated as of September 11, 1997, by and
               among Medical Manager Southeast, Inc., National Data
               Corporation, CIS Technologies, Inc., AMSC, Inc. and AMSC
               Midwest, Inc. (Incorporated by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K dated September 25,
               1997)
 2.9      --   Asset Purchase Agreement dated as of December 31, 1997, by and among Medical Manager Corporation, Blue Cross And Blue
               Shield of South Carolina, Companion Technologies
               Corporation, and Companion Technologies of Florida, Inc.
               (Incorporated by reference to Exhibit 2.1 to the Company's
               Current Report on Form 8-K dated January 15, 1998)
 2.10     --   Stock Purchase Agreement dated as of December 31, 1997 by
               and among Medical Manager Corporation, Blue Cross And Blue
               Shield of South Carolina, Companion Technologies
               Corporation, and Companion Technologies Corporation of
               Texas. (Incorporated by reference to Exhibit 2.2 to the
               Company's Current Report on Form 8-K dated January 15, 1998)
 3.1      --   Certificate of Incorporation of the Company (Incorporated by
               reference to Exhibit 3.1 to the Registration Statement on
               Form S-1 (File No. 333-13101))

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 3.2      --   Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on
               Form 10-K filed March 12, 1998)
 4.1      --   Form of Certificate evidencing ownership of Common Stock of the Company (Incorporated by reference to Exhibit 4.1 to
               Amendment No. 2 to the Registration Statement on Form S-1
               (File No. 333-13101))
 4.2      --   Credit Agreement, dated as of January 14, 1998 by and
               between Medical Corporation, a Delaware corporation as
               Borrower, and Barnett Bank, N.A., a national banking
               association, and its successors and assigns as Lender
               (Incorporated by reference to Exhibit 4.2 to the Company's
               Annual Report on Form 10-K filed March 12, 1998)
 5        --   Opinion of Akerman, Senterfitt & Eidson, P.A.
10.1      --   1996 Long-Term Incentive Plan of the Company (Incorporated
               by reference to Exhibit 10.1 to Amendment No. 3 to the
               Registration Statement on Form S-1 (File No. 333-13101))
10.2      --   Amended and Restated 1996 Non-Employee Directors' Stock Plan
               of the Company (incorporated by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-K filed March 12,
               1998)
10.3      --   Employment Agreement between the Company and Michael A.
               Singer (Incorporated by reference to Exhibit 10.3 to the
               Company's Annual Report on Form 10-K filed April 10, 1997)
10.4      --   Employment Agreement between the Company and Richard W.
               Mehrlich (Incorporated by reference to Exhibit 10.4 to the
               Company's Annual Report on Form 10-K filed April 10, 1997)
10.5      --   Employment Agreement between the Company and John H. Kang
               (Incorporated by reference to Exhibit 10.5 to the Company's
               Annual Report on Form 10-K filed April 10, 1997)
10.6      --   Employment Agreement between the Company and Frederick B.
               Karl, Jr. (Incorporated by reference to Exhibit 10.6 to the
               Company's Annual Report on Form 10-K filed April 10, 1997.)
10.7      --   Employment Agreement, dated as of November 25, 1996, between the Company and Lee A. Robbins (Incorporated by reference to
               Exhibit 10.7 to Amendment No. 2 to the Registration
               Statement on Form S-1 (File No. 333-13101))
10.8      --   Employment Agreement between the Company and Henry W.
               Holbrook (Incorporated by reference to Exhibit 10.8 to the
               Company's Annual Report on Form 10-K filed April 10, 1997)
10.9      --   Employment Agreement between the Company and Thomas P.
               Liddell (Incorporated by reference to Exhibit 10.9 to the
               Company's Annual Report on Form 10-K filed April 10, 1997)
10.10     --   Lease between PPI Holding Company, Inc. and Personalized
               Programming, Inc., dated March 12, 1996, as amended,
               (Incorporated by reference to Exhibit 10.10 to the
               Registration Statement on Form S-1 (File No. 333-13101))
10.11     --   Lease between Liddell, L.L.C. and Systems Management, Inc.
               (Incorporated by reference to Exhibit 10.11 to the Company's
               Annual Report on Form 10-K filed April 10, 1997)
10.12     --   Master License Agreement between Personalized Programming,
               Inc. and Systems Plus, Inc. dated November 15, 1982,
               together with eight addenda thereto (Incorporated by
               reference to Exhibit 10.12 to the Registration Statement on
               Form S-1 (File No. 333-13101))
10.13     --   Management Services Agreement and Option Agreement, dated as of September 1, 1996, between Medix, Inc. and National
               Medical Systems, Inc. (Incorporated by reference to Exhibit
               10.13 to Amendment No. 1 to the Registration Statement on
               Form S-1 (File No. 333-13101))
10.14     --   Stock Purchase Agreement, dated as of December 26, 1996, by and among the Company, National Medical Systems, Inc. and
               Electronic Data Systems Corporation (Incorporated by
               reference to Exhibit 10.14 to Amendment No. 2 to the
               Registration Statement on Form S-1 (File No. 333-13101))
21        --   List of subsidiaries of the Company (incorporated by
               reference to Exhibit 10.2 to the Company's Annual Report on
               Form 10-K filed March 12, 1998)

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
23.1      --   Consent of Coopers & Lybrand L.L.P.
23.2      --   Consent of Coopers & Lybrand L.L.P.
23.3      --   Consent of Coopers & Lybrand L.L.P.
23.4      --   Consent of Akerman, Senterfitt & Eidson, P.A. (included in its opinion filed as Exhibit 5)

---------------

* To be filed by amendment.

     (b) Financial Statement Schedules

     None

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes as follows:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this Offering of such securities at that time shall be the initial bona fide offering thereof.

          (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant, Medical Manager Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 8th day of April, 1998.

                                          MEDICAL MANAGER CORPORATION

                                          By:       /s/ JOHN H. KANG
                                            ------------------------------------
                                                        John H. Kang
                                                         President

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frederick B. Karl, Jr. and Franklyn M. Krieger, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in their capacities on April 8, 1998.

                  SIGNATURE                                            TITLE
                  ---------                                            -----
            /s/ MICHAEL A. SINGER                Chairman of the Board and Chief Executive Officer
---------------------------------------------              (Principal Executive Officer)
              Michael A. Singer

             /s/ LEE A. ROBBINS                Vice President and Chief Financial Officer (Principal
---------------------------------------------            Financial and Accounting Officer)
               Lee A. Robbins

              /s/ JOHN H. KANG                                 President and Director
---------------------------------------------
                John H. Kang

         /s/ FREDERICK B. KARL, JR.                 Vice President, General Counsel and Director
---------------------------------------------
           Frederick B. Karl, Jr.

            /s/ COURTNEY F. JONES                                     Director
---------------------------------------------
              Courtney F. Jones

            /s/ RAYMOND KURZWEIL                                      Director
---------------------------------------------
              Raymond Kurzweil

                  SIGNATURE                                            TITLE
                  ---------                                            -----
           /s/ RICHARD W. MEHRLICH                                    Director
---------------------------------------------
             Richard W. Mehrlich

             /s/ CHRIS A. PEIFER                                      Director
---------------------------------------------
               Chris A. Peifer

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------

 1        --   Form of Underwriting Agreement*
 2.1      --   Agreement and Plan of Reorganization, dated as of September
               30, 1996, by and among the Company, Personalized
               Programming, Inc., PPI Acquisition I Corp. and the
               Stockholder named therein (Incorporated by reference to
               Exhibit 2.1 to the Registrant's Registration Statement on
               Form S-1 (Registration No. 333-13101))
 2.2      --   Agreement and Plan of Reorganization, dated as of September
               30, 1996, by and among the Company, Systems Plus, Inc.,
               Systems Plus Distribution, Inc., SPI Acquisition I Corp.,
               SPDI Acquisition I Corp. and the Stockholder named therein
               (Incorporated by reference to Exhibit 2.2 to the
               Registrant's Registration Statement on Form S-1
               (Registration No. 333-13101))
 2.3      --   Agreement and Plan of Reorganization, dated as of September
               30, 1996, by and among the Company, National Medical
               Systems, Inc., NMS Acquisition I Corp. and the Stockholders
               named therein (Incorporated by reference to Exhibit 2.3 to the Registration Statement on Form S-1 (File No. 333-13101))
 2.4      --   Agreement and Plan of Reorganization, dated as of September
               30, 1996, by and among the Company, RTI Business Systems,
               Inc., RTI Acquisition I Corp. and the Stockholders named
               therein (Incorporated by reference to Exhibit 2.4 to the
               Registration Statement on Form S-1 (File No. 333-13101))
 2.5      --   Agreement and Plan of Reorganization, dated as of September
               30, 1996, by and among the Company, Systems Management,
               Inc., SMI Acquisition I Corp. and the Stockholders named
               therein (Incorporated by reference to Exhibit 2.5 to the
               Registration Statement on Form S-1 (File No. 333-13101))
 2.6      --   Stock for Asset Purchase Agreement dated July 17, 1997, by and among Medical Manager Northeast, Inc., a New York
               corporation; The Computer Clinic, Inc., a New York
               corporation; MedPlus of New York, Inc., a New York
               corporation; Command Solutions, Inc. d/b/a Great Lakes
               Medical Systems, an Ohio corporation; and Michael G.
               Sherman, a resident of the state of New York (Incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K dated August 7, 1997)
 2.7      --   Asset Purchase Agreement dated as of September 10, 1997, by and among Medical Manager Midwest, Inc., Professional
               Management Systems, Inc. and the Stockholders named herein
               (Incorporated by reference to Exhibit 2.1 to the Company's
               Current Report on Form 8-K dated September 25, 1997)
 2.8      --   Purchase Agreement dated as of September 11, 1997, by and
               among Medical Manager Southeast, Inc., National Data
               Corporation, CIS Technologies, Inc., AMSC, Inc. and AMSC
               Midwest, Inc. (Incorporated by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K dated September 25,
               1997)
 2.9      --   Asset Purchase Agreement dated as of December 31, 1997, by and among Medical Manager Corporation, Blue Cross And Blue
               Shield of South Carolina, Companion Technologies
               Corporation, and Companion Technologies of Florida, Inc.
               (Incorporated by reference to Exhibit 2.1 to the Company's
               Current Report on Form 8-K dated January 15, 1998)
 2.10     --   Stock Purchase Agreement dated as of December 31, 1997 by
               and among Medical Manager Corporation, Blue Cross And Blue
               Shield of South Carolina, Companion Technologies
               Corporation, and Companion Technologies Corporation of
               Texas. (Incorporated by reference to Exhibit 2.2 to the
               Company's Current Report on Form 8-K dated January 15, 1998)
 3.1      --   Certificate of Incorporation of the Company (Incorporated by
               reference to Exhibit 3.1 to the Registration Statement on
               Form S-1 (File No. 333-13101))

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 3.2      --   Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on
               Form 10-K filed March 12, 1998)
 4.1      --   Form of Certificate evidencing ownership of Common Stock of the Company (Incorporated by reference to Exhibit 4.1 to
               Amendment No. 2 to the Registration Statement on Form S-1
               (File No. 333-13101))
 4.2      --   Credit Agreement, dated as of January 14, 1998 by
               and-between Medical Corporation, a Delaware corporation as
               Borrower, and Barnett Bank, N.A.,a national banking
               association, and its successors and assigns as Lender
               (Incorporated by reference to Exhibit 4.2 to the Company's
               Annual Report on Form 10-K filed March 12, 1998)
 5        --   Opinion of Akerman, Senterfitt & Eidson, P.A.
10.1      --   1996 Long-Term Incentive Plan of the Company (Incorporated
               by reference to Exhibit 10.1 to Amendment No. 3 to the
               Registration Statement on Form S-1 (File No. 333-13101))
10.2      --   Amended and Restated 1996 Non-Employee Directors' Stock Plan
               of the Company (incorporated by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-K filed March 12,
               1998)
10.3      --   Employment Agreement between the Company and Michael A.
               Singer (Incorporated by reference to Exhibit 10.3 to the
               Company's Annual Report on Form 10-K filed April 10, 1997)
10.4      --   Employment Agreement between the Company and Richard W.
               Mehrlich (Incorporated by reference to Exhibit 10.4 to the
               Company's Annual Report on Form 10-K filed April 10, 1997)
10.5      --   Employment Agreement between the Company and John H. Kang
               (Incorporated by reference to Exhibit 10.5 to the Company's
               Annual Report on Form 10-K filed April 10, 1997)
10.6      --   Employment Agreement between the Company and Frederick B.
               Karl, Jr. (Incorporated by reference to Exhibit 10.6 to the
               Company's Annual Report on Form 10-K filed April 10, 1997.)
10.7      --   Employment Agreement, dated as of November 25, 1996, between the Company and Lee A. Robbins (Incorporated by reference to
               Exhibit 10.7 to Amendment No. 2 to the Registration
               Statement on Form S-1 (File No. 333-13101))
10.8      --   Employment Agreement between the Company and Henry W.
               Holbrook (Incorporated by reference to Exhibit 10.8 to the
               Company's Annual Report on Form 10-K filed April 10, 1997)
10.9      --   Employment Agreement between the Company and Thomas P.
               Liddell (Incorporated by reference to Exhibit 10.9 to the
               Company's Annual Report on Form 10-K filed April 10, 1997)
10.10     --   Lease between PPI Holding Company, Inc. and Personalized
               Programming, Inc., dated March 12, 1996, as amended,
               (Incorporated by reference to Exhibit 10.10 to the
               Registration Statement on Form S-1 (File No. 333-13101))
10.11     --   Lease between Liddell, L.L.C. and Systems Management, Inc.
               (Incorporated by reference to Exhibit 10.11 to the Company's
               Annual Report on Form 10-K filed April 10, 1997)
10.12     --   Master License Agreement between Personalized Programming,
               Inc. and Systems Plus, Inc. dated November 15, 1982,
               together with eight addenda thereto (Incorporated by
               reference to Exhibit 10.12 to the Registration Statement on
               Form S-1 (File No. 333-13101))
10.13     --   Management Services Agreement and Option Agreement, dated as of September 1, 1996, between Medix, Inc. and National
               Medical Systems, Inc. (Incorporated by reference to Exhibit
               10.13 to Amendment No. 1 to the Registration Statement on
               Form S-1 (File No. 333-13101))
10.14     --   Stock Purchase Agreement, dated as of December 26, 1996, by and among the Company, National Medical Systems, Inc. and
               Electronic Data Systems Corporation (Incorporated by
               reference to Exhibit 10.14 to Amendment No. 2 to the
               Registration Statement on Form S-1 (File No. 333-13101))
21        --   List of subsidiaries of the Company (incorporated by
               reference to Exhibit 10.2 to the Company's Annual Report on
               Form 10-K filed March 12, 1998)

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
23.1      --   Consent of Coopers & Lybrand L.L.P.
23.2      --   Consent of Coopers & Lybrand L.L.P.
23.3      --   Consent of Coopers & Lybrand L.L.P.
23.4      --   Consent of Akerman, Senterfitt & Eidson, P.A. (included in its opinion filed as Exhibit 5)

---------------

* To be filed by amendment.